Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

LIGHTJUMP ACQUISITION CORPORATION,

MOOLEC SCIENCE SA,

MOOLEC ACQUISITION, INC.,

AND

MOOLEC SCIENCE LIMITED,

Dated as of June 14, 2022

i

EXHIBITS

EXHIBIT A	Registration Rights and Lock-Up Agreement

EXHIBIT B-1	Amended and Restated SPAC COI

EXHIBIT B-2	Amended and Restated SPAC Bylaws

EXHIBIT C	A&R Holdco Organizational Documents

EXHIBIT D	SPAC Warrant Amendment and Assignment

SCHEDULES

SCHEDULE A	Company Knowledge Parties

APPENDIXES

APPENDIX A	Illustrative Capitalization Table

APPENDIX B	Illustrative SPAC Transaction Expenses

This BUSINESS COMBINATION AGREEMENT is made and entered into as of June 14, 2022 (this “Agreement”), by and among LightJump Acquisition Corporation, a Delaware corporation (“SPAC”), Moolec Science Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440 (“Holdco”), and Moolec Acquisition, Inc., a Delaware corporation (“Merger Sub”). Each of SPAC, Holdco, the Company, and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a special purpose acquisition company incorporated under the laws of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein, Holdco is wholly-owned by the Company Shareholders and Merger Sub is a direct wholly-owned subsidiary of Holdco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and those certain individual Contribution and Exchange Agreements, each dated as of the date hereof (collectively, the “Exchange Agreements”), by and among Holdco, the Company and each of the Company Shareholders, and in accordance with the Companies Act 2006 (as amended from time to time, the “Companies Act”), the Luxembourg Law of 10 August 1915 on commercial companies (as amended from time to time, the “1915 Law”), and the Delaware General Corporation Law (as amended from time to time, the “DGCL”), SPAC, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreements, each of the Company Shareholders, effective on the Exchange Effective Time, will contribute its respective Company Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares to be subscribed for by each such Company Shareholder (such contributions and exchanges of Company Ordinary Shares for Holdco Ordinary Shares, collectively, the “Exchange”), (b) as a result of the Exchange, the Company will become a wholly-owned subsidiary of Holdco and the Company Shareholders will increase the number of issued and outstanding Holdco Ordinary Shares held by them, in accordance with the Exchange Agreements, (c) immediately prior to the consummation of the Merger, each of the Company SAFE Holders will receive and become holders of issued and outstanding Holdco Ordinary Shares, in accordance with the applicable Company SAFE, (d) following the consummation of the Exchange, Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of the Merger, all SPAC Common Stock outstanding shall be exchanged with Holdco for the right to receive the Merger Consideration in the form of Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in this Agreement, and (e) in order to satisfy the Company’s obligations under that certain Consulting Agreement, dated June 18, 2021 (the “CFO Consulting Agreement”), by and between the Company and the Company’s Chief Financial Officer (“CFO”), , CFO will be freely allotted an aggregate of 243,774 Holdco Ordinary Shares (the “CFO Free Shares”);

WHEREAS, in connection with the Exchange and Merger, the Parties desire for Holdco to register with the SEC to become a publicly traded company;

WHEREAS, each of the Company Shareholders and Board of Directors of the Company (the “Company Board”) have unanimously (a) determined that the Transactions are in the best interests of the Company and the Company Shareholders and (b) approved this Agreement, the Transaction Documents to which the Company is or will be a party, and the Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are in the best interests of SPAC, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the shareholders of SPAC (the “SPAC Shareholders”);

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has unanimously determined that the Transactions are in the best interests of Holdco and has approved this Agreement, the Transaction Agreements to which Holdco is or will be a party, and the Transactions;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by Holdco (as the sole shareholder of Merger Sub);

WHEREAS, in connection with the Closing, SPAC, Holdco, Sponsor, each of the persons and entities listed on Exhibit A attached thereto and the Company Shareholders, Company SAFE Holders and CFO shall enter into a Registration Rights and Lock-Up Agreement (“Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, contemporaneously with the execution of this Agreement, each of Union Group Ventures Limited, UG Holdings, LLC, THEO I SCSp and LightJump One Founders, LLC (“Sponsor”) has entered into a Backstop Agreement (the “Backstop Agreement”), guaranteeing, severally but not jointly, the funding of certain amounts as set forth therein;

WHEREAS, pursuant to the Backstop Agreement, immediately prior to the Closing, Sponsor agrees to transfer to UG Holdings, LLC (or its designated affiliate) 1,035,000 shares of SPAC Common Stock.

WHEREAS, for U.S. federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, and the Merger and the Exchange are being undertaken as part of a prearranged, integrated plan and are intended to qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Accounting Principles” means GAAP in case of SPAC and IFRS in case of the Company and Company Subsidiaries under the Financial Statements, in each case, as in effect from time to time.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Exchange Agreements, the Registration Rights and Lock-Up Agreement, the Backstop Agreement, the Transaction Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the UK Bribery Act 2010, (b) the U.S. Foreign Corrupt Practices Act 1977, as amended, (b) anti-bribery legislation promulgated by the European Union and implemented by its member states, (c) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (d) other similar laws, regulations, rules and guidance (having the force of law) of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning terrorist financing or Money Laundering, including, without limitation, (a) the Money Laundering Control Act of 1986, (b) the USA PATRIOT Act, and (b) the Bank Secrecy Act.

“Average SPAC Share Price” means the average of the volume weighted averages of the trading prices of the SPAC Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Merger Effective Time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America, in London, England or Luxembourg in the Grand Duchy of Luxembourg; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board Approval” means the Company Board resolutions approving and authorizing (a) this Agreement, the Transaction Documents to which the Company is or will be a party, and the Transactions, and (b) the Exchange Issuance.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any Effects that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Exchange, Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Company Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) Effects generally affecting the industries or geographic areas in which the Company or any of the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vii) any actions taken or not taken by the Company or any of the Company Subsidiaries as specifically required by this Agreement or any Ancillary Agreement, (viii) the announcement or execution, pendency, negotiation or consummation of the Merger, the Exchange or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that this clause (viii) shall not apply in determining a Company Material Adverse Effect resulting from a breach of the representations and warranties set forth in Section 4.05; (ix) any failure by the Company or any of the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (x) any pending or initiated Action against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement, any Ancillary Agreements or any of the Transactions (other than any Action (A) commenced by any Party to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party or (B) resulting from or arising from a breach of the representations and warranties set forth in Section 4.05); (xi) any action taken by SPAC; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement or any Ancillary Agreement, in each case, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries or geographic areas in which the Company and the Company Subsidiaries operate.

“Company Ordinary Shares” means the Company’s ordinary shares, with a nominal value of £0.01 per share representing the entire issued share capital of the Company.

“Company Organizational Documents” means the memorandum and articles of association of the Company, as amended, modified or supplemented from time to time, including as contemplated in Section 2.05(c).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Requisite Approvals” means the Company Board Approval.

“Company SAFE” means each of the simple agreement for future equity by and between the Company and the Company SAFE Holder named therein (an “Original SAFE”) or any simple agreement for future equity between Holdco and that Company SAFE Holder issued in consideration for the contribution by the Company SAFE Holder of its rights in the Original SAFE to Holdco (in which case the Original SAFE will cease to be a “Company SAFE”) with such adjustments (if any) required under Luxembourg law.

“Company SAFE Holder” means each Person that has entered into a Company SAFE.

“Company Shareholders” means the holders of all of the Company Ordinary Shares and all other shares being Equity Interest as of immediately prior to the Exchange Effective Time.

“Company Shareholders’ Agreements” means the shareholders’ agreements, put option agreements, pledge agreements and similar agreements entered into by and among the Company and one or more of the Company Shareholders, other than agreements entered into on or about the date hereof by the Company and one or more of the Company Shareholders in connection with any of the Transactions, each of which will expire on or prior to the Closing Date in accordance with the Termination Agreements.

“Company Shareholders’ Agreements Liens” means the Liens under the Company Shareholders’ Agreements, each of which will expire on or prior to the Closing Date in accordance with the Termination Agreements.

“Company Transaction Expenses” means the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including, without limitation, (a) Transaction Expenses incurred in the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein and therein, (b) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, (c) Transaction Expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (d) Transaction Expenses incurred in connection with the Transactions (including the formation of Holdco, Merger Sub and the structuring, negotiation and documentation of the Exchange and Merger) and (e) Transaction Expenses incurred in connection with obtaining the D&O Tail Policy. For the avoidance of doubt, the Parties acknowledge and agree that the Company Transaction Expenses include the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees.

“Competing Seller” means a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of any products and/or services, in each case other than the Company, the Company Shareholders and indirect equityholders or any Company Subsidiary.

“Competing SPAC Transaction” means any merger or business combination between SPAC, on the one hand, and a Competing Seller, on the other hand.

“Competing Transaction” means any (a) sale or transfer (except in the ordinary course of business consistent with past practices) of all or substantially all of the assets of the Company or any Company Subsidiary to any person or (b) merger or business combination between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, in each case with or in response to COVID-19.

“Dataroom” means that certain virtual dataroom named “Moolec Science Limited” and located on Intralinks.

“Deferred Fees” shall mean the amount of deferred fees held in the Trust Account in connection with SPAC’s initial public offering payable to the underwriters or other advisors upon consummation of a business combination.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Dissenting Shares” means the SPAC Common Stock outstanding immediately prior to the Merger Effective Time and held by a SPAC Shareholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such SPAC Common Stock in accordance with Section 262 of the DGCL.

“EarlyBird Amendment” means that certain amendment dated June 14, 2022 to the engagement letter between the SPAC and EarlyBirdCapital, Inc. (“EarlyBird”) dated January 8, 2020 (as amended from time to time, the “EarlyBird Engagement Letter”).

“EarlyBird Cash Fees” means all cash fees and expenses payable to EarlyBird pursuant to the EarlyBird Engagement Letter.

“EarlyBird Share Fees” means the shares of Holdco to be issued to EarlyBird pursuant to the EarlyBird Engagement Letter.

“Effects” means, collectively, events, circumstances, changes and effects.

“Employee” means any person employed by the Company or any Company Subsidiary.

“Environmental Laws” means any Law relating to: (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup or control of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the environment or natural resources; or (d) public health and safety or, as it relates to the handling of or exposure to Hazardous Substances, worker/occupational health and safety.

“Equity Interest” means all shares of capital stock, common stock, preferred stock, units, ownership interests and any other equity ownership or participation in any Person, including all options, warrants, preemptive rights, calls, convertible securities, simple agreements to acquire future equity, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Person.

“Exchange Effective Time” means the time on which the issuance of the new Holdco Ordinary Shares pursuant to the Holdco Delegate Resolutions is effective on the Closing Date, which shall be the effective time of the contribution and exchange of the Company Ordinary Shares held by the Company Shareholders and exchanged for Holdco Ordinary Shares, as applicable and as contemplated under the Exchange Agreements, and which shall occur immediately prior to the Merger Effective Time.

“Exchange Ratio” means 0.66787343, the ratio used for determining the number of aggregate Holdco Ordinary Shares for which the aggregate Company Ordinary Shares shall be converted in accordance with Section 2.02(a).

“Export Control Laws” means export control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable export control laws and regulations of other countries.

“Extension Amendment to the SPAC COI” means an amendment to the SPAC COI to extend the date by which the SPAC must consummate the Transactions from July 12, 2022 to a date no later than 6 months after the date hereof.

“Extension Amendment Fees” means all fees and expenses incurred by SPAC solely relating to the Extension Amendment to the SPAC COI.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any U.S. federal, state, county or local or non-U.S. government, governmental, national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substance(s)” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, natural gas liquids, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde, toxic mold, and radon; and (e) per- or polyfluoroalkyl substances.

“HMRC” means HM Revenue and Customs.

“Holdco Board Approval” means one or several Holdco Board resolutions with respect to the approval of the Transaction and the Transaction Documents to which Holdco is or will be a party, including, for the avoidance of doubt, (a) the approval by the Holdco Board of the issuance on the Closing Date (and conditional on Closing) by a delegate of (i) new Holdco Ordinary Shares following the Merger as Merger Consideration, and (ii) the CFO Free Shares, both under the authorized share capital of Holdco and pursuant to the Holdco Delegate Merger Resolutions and (b) the issuance of new Holdco Ordinary Shares to the Company Shareholders as part of the Exchange, by a delegate under the authorized share capital of Holdco and pursuant to the Holdco Delegate Exchange Resolutions.

“Holdco Delegate Exchange Resolutions” means the resolutions taken on the Closing Date by the delegate appointed by the Holdco Board pursuant to the Holdco Board Approval in order to issue on the Closing Date new Holdco Ordinary Shares in the context of the Exchange, under the authorized share capital of Holdco.

“Holdco Delegate Merger Resolutions” means the resolutions taken on the Closing Date by the delegate appointed by the Holdco Board pursuant to the Holdco Board Approval in order to issue on the Closing Date (i) the Merger Consideration in the form of new Holdco Ordinary Shares and (ii) the CFO Free Shares.

“Holdco Delegate Resolutions” means the Holdco Delegate Exchange Resolutions and the Holdco Delegate Merger Resolutions.

“Holdco Ordinary Shares” means the ordinary shares of Holdco, each having a nominal value in US dollars of $0.01.

“Holdco Organizational Documents” means the Articles of Association of Holdco as amended, modified or supplemented from time to time, including as contemplated by the Holdco Delegate Resolutions and the Holdco Shareholder Approval.

“Holdco Requisite Approvals” means the Holdco Board Approval, the Holdco Delegate Resolutions and the Holdco Shareholder Approval, as applicable.

“Holdco Shareholder Approval” means the approval of the extraordinary general meeting of the shareholders of Holdco, being the Company Shareholders, to be held in front of a Luxembourg notary prior to the Closing Date to inter alia implement the A&R Holdco Organizational Documents as contemplated by 2.05(b).

“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board.

“Import Control Laws” means import control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company, including those administered by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement (19 U.S.C. §§ 1-4454 and 19 C.F.R. §§ 1-199), and any other equivalent or comparable import control laws and regulations of other countries.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description recognized under applicable Laws; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Inventory” means all inventories of the Company and the Company Subsidiaries wherever located, including (if any) raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, and inventory on consignment.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A (each, a “Company Knowledge Party”) after reasonable inquiry, and in the case of SPAC, the actual knowledge of Robert Bennett, Eric Ver Ploeg and William Bunker, after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or sublicensed by the Company or Company Subsidiaries as tenant, subtenant, licensee or sublicensee together with, to the extent leased, subleased, licensed, or sublicensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, usufruct, option, right of first refusal, right of first offer, charge, claim, equitable interest, easement, encroachment, lease or sublease, or restriction on the right to vote, sell, transfer or otherwise dispose of any capital stock, shares, or other voting securities, or similar encumbrance (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, in each case, as amended, modified or supplemented from time to time.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offenses, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Net Available Assets” means an amount, determined as of the Closing (or as of another specified time), equal to (i) the total amount of Trust Account Cash remaining as of the Redemption Closing Time plus (ii) the aggregate amount of any proceeds received by Holdco, SPAC or their respective subsidiaries in connection with any financing, funding, contribution or other amounts raised by the Parties prior to the Closing in connection with the transactions contemplated by this Agreement as a direct result of SPAC’s relationship with EarlyBird (including any funds received as a result of a sale of the securities of Holdco, SPAC or any of their respective subsidiaries); provided that the Net Available Assets shall be determined assuming (a) all payments required to be made to the holders of the SPAC Common Stock exercising Redemption Rights as of the Redemption Closing Time have been paid, (b) no SPAC Transaction Expenses or any EarlyBird Cash Fees have been paid from the Trust Account (and if any such amounts have previously been paid from the Trust Account, such payments shall be added back to Net Available Assets) and (c) no amounts have been funded pursuant to the obligations under the Backstop Agreement.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing (except as may otherwise be agreed in writing by the Company and SPAC), which shall set forth, (a) the initial allocation of the Exchange Consideration among the Company Shareholders, (b) the adjustment to the allocation of the Exchange Consideration described in (a) of this definition to account for the economic rights of certain Company Shareholders under the Company Shareholders’ Agreements, in accordance with the Exchange Agreements and Section 2.01 of the Company Disclosure Schedule, (c) any applicable share premium, and (d) the number of Holdco Ordinary Shares, as applicable, issuable to each Company Shareholder in connection with the Exchange.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that, individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of, or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business to the extent relating to amounts not yet due and payable, or deposits to obtain the release of such Liens; (c) any Liens for Taxes due and not yet payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) any Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; (f) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (g) any non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any real property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (h) any Liens identified in the Financial Statements; or (i) any Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products, developed, manufactured, performed, licensed, sold, distributed, delivered or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive revenue from the sale or provision thereof.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Redemption Closing Time” means the end of the day of the last day that the Redemption Rights can be exercised as set forth in the Proxy Statement/Prospectus.

“Redemption Rights” means the redemption rights provided for in Article V, Section 3 of the SPAC COI.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, agents, financial advisors, lenders, financing sources and other representatives.

“Restricted Person” means: (a) any individual or entity that is a citizen or resident of, located in, or organized under the laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any individual or entity that is, and/or any entity that is owned or controlled directly or indirectly by, or acts for or on behalf of individuals or entities that are designated, on any of the following lists, as updated, substituted, or replaced from time to time:

(i) the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii) the lists of persons subject to Sanctions Laws, as administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List”;

(iii) the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List”;

(iv) the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v) the European Union Commission’s “Consolidated list of persons, groups and entities subject to EU financial sanctions” or individuals or entities that are listed in any Annex to EU Council Regulation 833/2014 (as amended);

(vi) Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK”; and

(vii) any additional list promulgated, designated, or enforced by a Sanctions Authority.

“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions Laws that serves as a basis to designate any person described by such condition or engaged in such activity as a Restricted Person.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include Cuba, Iran, North Korea, Syria, Government of Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine.

“Sanctions Authority” means (a) the United Nations Security Council; (b) the U.S. Department of the Treasury; (c) the U.S. Department of Commerce; (d) the U.S. Department of State; (e) the European Union Council and/or Commission (including any present or future member state of the European Union with jurisdiction over any Party); (f) Her Majesty’s Treasury of the United Kingdom; and (g) any other Governmental Authority with authority to enact Sanctions Laws in any country and/or territory with jurisdiction over any Party.

“Sanctions Laws” means all economic, trade or financial sanctions Laws enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC COI” means the Amended and Restated Certificate of Incorporation of SPAC, as amended, modified or supplemented from time to time, including as contemplated by Section 8.20.

“SPAC Material Adverse Effect” means any Effects that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or any of the Ancillary Agreements or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a SPAC Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) Effects generally affecting the industries or geographic areas in which SPAC operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vii) any actions taken or not taken by SPAC as specifically required by this Agreement or any Ancillary Agreement; (viii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with Governmental Authorities); provided that this clause (viii) shall not apply in determining a SPAC Material Adverse Effect resulting from a breach of the representations and warranties set forth in Section 5.05; (ix) any pending or initiated Action against SPAC or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action (A) commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party or (B) resulting from or arising from a breach of the representations and warranties set forth in Section 5.05); (x) any action taken or not taken by the Company or any of the Company Subsidiaries; or (xi) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (vi), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industries or geographic areas in which SPAC operates.

“SPAC Common Stock” means SPAC’s common stock, par value $0.0001 per share.

“SPAC Extension Proposal” means the proposal to be submitted to the SPAC Shareholders pursuant to a definitive proxy statement filed by SPAC with the SEC and provided to the SPAC Shareholders for the purpose of amending the SPAC Organizational Documents to extend the time period for SPAC, to a date that is at least six months after the date hereof, to consummate a business combination.

“SPAC Organizational Documents” means the SPAC COI, the bylaws of SPAC and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means proposals made to the SPAC Shareholders pursuant to the SPAC Organizational Documents and applicable Law to approve and adopt (a) this Agreement and the Transactions, including the Merger, (b) the Extension Amendment to the SPAC COI and (c) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“SPAC Shareholder Approvals” means (a) with respect to the Merger, the affirmative vote of a majority of the SPAC Shareholders who attend and vote at the SPAC Shareholders’ Meeting; and (b) with respect to any other Proposals proposed to the SPAC Shareholders, the requisite approval required under the SPAC Organizational Documents, the DGCL or other applicable Law.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC or any of its affiliates, including (a) any and all Transaction Expenses incurred in the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein and therein, (b) the Sponsor Advanced Funds and (c) the preparation, printing and mailing of the Proxy Statement/Prospectus and the Registration Statement. For the avoidance of doubt, the Parties acknowledge and agree that the SPAC Transaction Expenses include the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees and any Deferred Fees. For the avoidance of doubt, the Parties acknowledge and agree that (i) any expenses incurred by SPAC in its pursuit of potential acquisition or business targets other than the Company or that were not incurred by SPAC in connection with or in furtherance of the Transactions, (ii) the EarlyBird Cash Fees, (iii) the EarlyBird Share Fees and (iv) the Extension Amendment Fees will not constitute SPAC Transaction Expenses (and will be paid pursuant to Section 10.03). For the avoidance of doubt, Appendix B sets forth an illustrative list of estimated SPAC Transaction Expenses.

“SPAC Transaction Expenses Cap” means $3,000,000; provided that, for every $10.00 by which the amount equal to the (i) Net Available Assets minus (ii) the EarlyBird Cash Fees exceeds $10,000,000 (up to $25,000,000), the SPAC Transaction Expenses Cap shall be increased by $1.00. If the amount equal to the (i) Net Available Assets minus (ii) the EarlyBird Cash Fees is $25,000,000 or greater, then SPAC Transaction Expenses Cap means $4,500,000.

“SPAC Unit” means a unit comprising one SPAC Common Stock and one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of January 12, 2021 by and between SPAC and the Trustee.

“SPAC Warrants” means warrants to purchase SPAC Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for the number of SPAC Common Stock stated in the applicable SPAC Warrant at an exercise price per SPAC Common Stock of $11.50.

“Sponsor Advanced Funds” means the amount equal to all contributions made by Sponsor to SPAC prior to the Closing to pay for expenses and fees of SPAC (not including the Extension Amendment Fees), including contributions deemed to be made by paying for such expenses and fees directly on SPAC’s behalf.

“subsidiary” or “subsidiaries” of the Company, the Surviving Company, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, occupancy and other Taxes, VAT, duties or assessments of any nature whatsoever, whenever and wherever imposed, administered, collected or assessed directly or indirectly against or attributable directly or primarily to a company or any other person, together with all interest, fines, costs, charges, surcharges, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Termination Agreements” means those certain termination agreements entered into by the Company and one or more of the Company Shareholders and pursuant to which all the Company Shareholders’ Agreements and the Company Shareholders’ Agreements Liens will automatically expire on or prior to the Closing Date in accordance with the terms thereunder.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates and all fees, costs and expenses in connection with newly issued equity and/or debt financing in connection with the Transactions) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions, the Proxy Statement/Prospectus, the Registration Statement and the solicitation of the SPAC Shareholders and Company Shareholders and the preparation of any required filings or notices under applicable Antitrust Laws, if any, and (b) the premiums, commissions and other fees paid or payable in connection with obtaining any directors’ and officers’ “tail” insurance policy.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Exchange, the Merger and extension under the SPAC Extension Proposal.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equity holder of SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account Cash” means the total amount of cash held in the Trust Account that was raised as a result of the initial public offering of the SPAC (not including any interest paid with respect to such cash or amounts contributed into the Trust Account from other transactions).

“VAT” means value added Tax.

“Worker” means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1915 Law	Recitals
A&R Holdco Organizational Documents	§ 2.05(b)
Action	§ 4.09
Additional SEC Reports	§ 7.04(a)
Agreement	Preamble
Antitrust Laws	§ 8.12(a)
Blue Sky Laws	§ 4.05(b)
DGCL	Recitals
Certificates	§ 3.03(b)
CFO	Recitals
Claims	§ 7.03
Closing	§ 2.03(b)
Closing Date	§ 2.03(b)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Plan	§ 4.10(b)
Company Subsidiary	§ 4.01(a)
Confidentiality Agreement	§ 8.03(b)
Continuing Employees	§ 8.04(a)
D&O Indemnified Party	§ 8.05(a)
D&O Tail Policy	§ 8.05(b)
Data Security Requirements	§ 4.13(h)
Environmental Permits	§ 4.15
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
Exchange	Recitals
Exchange Act	§ 4.23
Exchange Agent	§ 3.03(a)
Exchange Agreements	Recitals
Exchange Auditor Report	§ 9.01(d)
Exchange Consideration	§ 3.02(a)(i)
Exchange Fund	§ 3.03(a)
Exchange Issuance	§ 2.02(a)
Holdco	Preamble
Holdco Board	Recitals
Holdco Warrant	§ 3.05
Insurance Policies	§ 4.17(a)
Intended Tax Treatment	§ 2.07
IRS	§ 4.10(b)
Issued Share Capital	§ 4.03(a)

Defined Term	Location of Definition
Lease	§ 4.12(a)
Lease Documents	§ 4.12(a)
Letter of Transmittal	§ 3.03(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Auditor Report	§ 9.01(d)
Merger Consideration	§ 3.01(a)(i)
Merger Effective Time	§ 2.03(a)
Merger Issuance	§ 3.01(a)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 3.01(a)(iii)
Outside Date	§ 10.01(b)
Owned Real Property	§ 4.12(a)
Party	Preamble
PCAOB Financials	§ 8.13
Plans	§ 4.10(a)
Post-Signing Returns	§ 8.09(c)(ii)(A)
Proxy Statement/Prospectus	§ 8.01(a)
Redemption	§ 8.01(a)
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 8.03(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
SPAC	Preamble
SPAC Board	Preamble
SPAC Material Contracts	§ 5.17(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholders	Recitals
SPAC Shareholders’ Meeting	§ 8.01(a)
Surviving Company	§ 2.01
Tail Period	§ 8.05(b)
Terminating Company Breach	§ 10.01(e)
Terminating SPAC Breach	§ 10.01(e)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12

SECTION 1.03 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(c) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the applicable Accounting Principles.

(d) Whenever this Agreement states that documents or other information have been “made available to” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom, or otherwise provided in writing to SPAC and its Representatives, at least two (2) days prior to the date hereof.

ARTICLE II

MERGER; POST-MERGER

Section 2.01  The Merger.

Subject to the receipt of the Holdco Requisite Approvals on or before the Merger Effective Time, and upon the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving company of the Merger (the “Surviving Company”). The consummation of the Exchange shall be a condition precedent to the consummation of the Merger.

Section 2.02  Pre-Merger Actions.

At the Exchange Effective Time, subject to the receipt of the Company Requisite Approvals, the Holdco Requisite Approvals and the delivery of the Exchange Auditor Report, and in accordance with the Holdco Delegate Resolutions;

(a)  all the issued Company Ordinary Shares held by the Company Shareholders shall be transferred and for purposes of the 1915 Law, contributed in kind to Holdco, free and clear of all Liens (other than the Company Shareholders’ Agreements Liens that will expire on or prior to the Closing Date), and the Company Shareholders shall subscribe for and, as consideration for the contribution, shall be issued, in accordance with the Exchange Ratio (save that the Holdco Ordinary Shares to be issued shall be reduced by the number of Holdco Ordinary Shares already held by the Company Shareholders immediately prior to the Exchange), the aggregate number of Holdco Ordinary Shares set forth in Section 2.02(a) of the Company Disclosure Schedule (the issuance of the Holdco Ordinary Shares pursuant to this Section 2.02 (the “Exchange Issuance”); provided, however, that no fractional Holdco Ordinary Shares shall be issued pursuant to the Exchange;

(b)  the Exchange Issuance shall be allocated among the Company Shareholders in accordance with the terms of the Payment Spreadsheet and Exchange Agreements;

(c)  each Company SAFE Holder shall have contributed all of its rights and obligations under each Original SAFE to Holdco in consideration for the issuance by Holdco of a simple agreement for future equity on substantively identical terms (mutatis mutandis) with such adjustments (if any) required under Luxembourg law. For Luxembourg law purposes, a Luxembourg independent auditor (réviseur d’entreprises) of Holdco shall have issued a report on the contributions in kind relating to the contribution of the Original SAFEs prepared in accordance with article 420-10 of the 1915 Law; and

(d)  each Company Shareholder shall cease to be the holder of such Company Ordinary Shares, subject to the submission of all filings required under Law (including any filings required to pay stamp duties), and Holdco will be recorded as the registered holder of all the Company Ordinary Shares so exchanged and transferred and will be the legal and beneficial owner thereof.

Section 2.03  Closing; Merger Effective Time.

(a)  Immediately prior to the Merger Effective Time but after the Exchange Effective Time, each Company SAFE Holder shall receive and become holders of issued and outstanding Holdco Ordinary Shares, in accordance with the Company SAFE.

(b)  Subject to the terms and conditions of this Agreement, at the Closing, SPAC shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL in order to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and SPAC in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Merger Effective Time”).

(c)  On the date of the Merger Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. The Business Day on which the Merger Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur on the Closing Date shall be referred to as the “Closing”.

(d)  On the date of the Merger Effective Time, immediately following the Merger, the Company’s CFO shall be allotted the CFO Free Shares.

Section 2.04  Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, the Certificate of Merger and as set forth in this Agreement, including Article III. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, pursuant to the Merger, (a) all the property, rights, privileges, powers, franchises, licenses and authority of Merger Sub shall vest in SPAC as the Surviving Company, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall vest in SPAC as the Surviving Company, (c) for purposes of the 1915 Law a contribution-in-kind of the SPAC Common Stock shall be made to Holdco by the SPAC Shareholders through the Merger against issue of the Merger Consideration by means of a share capital increase realized by Holdco under the authorized share capital (pursuant to the Holdco Delegate Merger Resolutions) by virtue of the foregoing and (d) for purposes of the 1915 Law a capitalization of freely distributable reserves shall be made by Holdco against the issue of the CFO Free Shares by means of a share capital increase realized by Holdco under the authorized share capital (pursuant to the Holdco Delegate Merger Resolutions) by virtue of the foregoing.

Section 2.05  Articles; Organizational Documents.

(a)  At the Merger Effective Time, (i) the SPAC COI, as in effect immediately prior to the Merger Effective Time, shall be amended and restated in the form of Exhibit B-1, attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided by applicable Law, and (ii) the SPAC bylaws shall be amended and restated in the form of Exhibit B-2 attached hereto, and, as so amended and restated, shall be the bylaws of the Surviving Company until thereafter amended as provided by applicable Law.

(b)  Immediately prior to the consummation of the Merger and the Exchange, the general meeting of shareholders of Holdco shall amend and restate the Holdco Organizational Documents such that the Holdco Organizational Documents are in the form set forth on Exhibit C (“A&R Holdco Organizational Documents”), which A&R Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Closing, except to reflect the share capital increases following the adoption of the Holdco Delegate Merger Resolutions, as well as, as the case may be, the capital increase following the cash contribution as provided for under the Backstop Agreement, and the Holdco Delegate Exchange Resolutions and thereafter shall be the organizational documents of Holdco until amended as provided by applicable Law.

(c)  Immediately following the consummation of the Exchange, Holdco shall cause the Company to take such actions and make such filings as are necessary under the laws of its jurisdiction to amend and restate the Company Organizational Documents such that the Company Organizational Documents are in the form agreed to by the Parties. The Company Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Closing and thereafter shall be the organizational documents of the Company until amended as provided by applicable Law.

Section 2.06  Directors and Officers.

(a)  The Parties shall cause the directors of the Company Board and the initial officers of the Company immediately following the Exchange Effective Time to be comprised of individuals to be mutually agreed upon by the Parties, each to hold office in accordance with the Company Organizational Documents.

(b)  The Parties shall cause and take action as necessary (including by obtaining the Holdco Requisite Approvals) to ensure that, immediately after the Closing,

(i)  the Holdco Board shall be comprised of at least seven (7) directors, which shall comprise of (A) five (5) individuals proposed for appointment by the Company at least five (5) Business Days prior to the Closing Date, (B) one (1) individual proposed for appointment by SPAC at least five (5) Business Days prior to the Closing Date (“SPAC Designee”), and (C) one (1) individual that is proposed for appointment by Union Acquisition Group (or a designated affiliate), but who shall be independent under NASDAQ requirements, each to hold office in accordance with the A&R Holdco Organizational Documents; and

(ii)  the Holdco Board shall be a declassified board with each director initially serving a term effective from the Closing until the first annual general meeting of the shareholders of Holdco held after the Closing.

(c)  The Parties shall cause the initial directors of the Surviving Company and the officers of Surviving Company as of immediately following the Merger Effective Time to be comprised of individuals to be mutually agreed upon by the Parties, each to hold office in accordance with the amended and restated memorandum and articles of association of the Surviving Company.

Section 2.07  Tax Treatment of the Exchange and the Merger. The Parties agree that for U.S. federal income Tax purposes (and, to the extent applicable, for state and local Tax purposes), (a) the Merger shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code and (b) the Merger and the Exchange are being undertaken as part of a prearranged, integrated plan and shall qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). The Exchange and the Merger shall be completed in consecutive order such that the Exchange is completed before the Merger Effective Time.

Section 2.08  Withholding. Notwithstanding anything in this Agreement to the contrary, (a) Holdco shall be entitled to deduct and withhold from the Holdco Ordinary Shares issued as consideration in the Exchange, from the Merger Consideration issued in the Merger, and from any other consideration it issues in connection with this Agreement, such amounts as it is required to deduct and withhold with respect to the issuance of such consideration under the Code or any applicable provision of state, local or foreign Tax law, and (b) any other Party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable provision of U.S. federal, state, local or foreign Tax law; provided that in each case of clause (a) and (b), the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law. Without limiting the foregoing, Holdco may give effect to withholding hereunder by withholding any consideration issued in the form of Holdco Ordinary Shares or other consideration issued in kind, and then selling such portion of Holdco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are deducted or withheld under this Section 2.08, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been issued or paid to the person in respect of which such deduction and withholding was made, and Holdco or any other person deducting or withholding amounts hereunder shall disburse such deducted or withheld amounts to the applicable taxing authorities in accordance with applicable Laws.

ARTICLE III
EXCHANGE

Section 3.01  Exchange of Securities.

(a)  At the Merger Effective Time, subject to Sections 3.03(h), 3.03(e) and 3.06, by virtue of the Merger and the Holdco Requisite Approvals, subject to the Merger Auditor Report, and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holders thereunder:

(i)  each SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time (excluding the SPAC Common Stock to be cancelled in accordance with Section 3.01(b) and the Dissenting Shares) shall be exchanged with Holdco (which exchange, for purposes of the 1915 Law, shall include, for the avoidance of doubt, a contribution-in-kind of each such SPAC Ordinary Shares from the holders of SPAC Ordinary Shares to Holdco), against the issue by Holdco of new Holdco Ordinary Shares (such issuance, the “Merger Issuance”), under the authorized share capital of Holdco (pursuant to the Holdco Delegate Merger Resolutions) and subscribed by the contributing holders of SPAC Ordinary Shares by virtue of the Merger and in accordance with the 1915 Law for one validly issued and fully paid Holdco Ordinary Share (the “Merger Consideration”), delivered by Holdco in accordance with its obligations set forth in Section 3.03;

(ii)  As a result of the Merger, all SPAC Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing each of the SPAC Common Stock and (B) each book-entry account formerly representing each of the uncertificated SPAC Common Stock shall thereafter, in case of both (A) and (B), only represent the Merger Consideration and the right, if any, to receive pursuant to Section 3.03(h) cash in lieu of fractional shares into which such SPAC Common Stock have been exchanged (and contributed-in-kind) pursuant to this Section 3.01 and any distribution or dividend pursuant to Section 3.03(c); and

(iii)  each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Company.

(b)  Each SPAC Common Stock held in the SPAC’s treasury immediately prior to the Merger Effective Time, or held by Holdco or Merger Sub, will be cancelled without payment of any consideration therefor.

Section 3.02  Exchange Consideration.

(a)  As set forth in the Exchange Agreements:

(i)  The valuation of the Company Ordinary Shares transferred to Holdco and for purposes of the 1915 Law, contributed in kind by the Company Shareholders against new Holdco Ordinary Shares, as applicable, pursuant to the Exchange shall be deemed to be, as of the Exchange Effective Time, $325,000,000 (the “Exchange Consideration”). Appendix A sets forth an illustrative calculation of the capitalization of Holdco immediately following the consummation of the Transactions (assuming no Redemptions by the holders of SPAC Common Stock and excluding any Holdco Warrants).

(ii)  The Exchange Consideration subscribed for by the Company Shareholders shall be paid in Holdco Ordinary Shares that shall be valued at $10.00 per Holdco Ordinary Share. The Holdco Ordinary Shares making up the Exchange Consideration shall be allocated among the Company Shareholders pursuant to Section 2.02 of the Company Disclosure Schedule and the Payment Spreadsheet.

(b)  At least five (5) Business Days prior to the Closing (except as may otherwise be agreed in writing by the Company and SPAC), (i) SPAC shall cause an authorized person of SPAC, solely in his or her capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses, including reasonable supporting materials for the amount of each item included in SPAC Transaction Expenses, and (ii) the Company shall cause an authorized officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate setting forth: (i) the Company’s good faith estimate of the Company Transaction Expenses, including reasonable supporting materials for the amount of each item included in Company Transaction Expenses and (ii) the Payment Spreadsheet.

Section 3.03  Exchange of Certificates.

(a)  Exchange Agent. On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.01(a)(i), Section 3.01(a)(ii) and Section 3.01(a)(iii)), Holdco shall deposit with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of SPAC Common Stock, for exchange in accordance with this Article III, the number of Holdco Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the Merger Consideration consisting of the Holdco Ordinary Shares to be issued to the holders of SPAC Common Stock in the Merger pursuant to this Agreement. In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, (i) any dividends or other distributions payable pursuant to Section 3.03(c) with respect to the Holdco Ordinary Shares issued pursuant to the Merger for any SPAC Common Stock with a record and payment date after the Merger Effective Time and prior to the surrender of such shares and (ii) cash in lieu of any fractional shares payable pursuant to Section 3.03(h) (all such Holdco Ordinary Shares and cash, together with the amount of any dividends or distributions contemplated pursuant to Section 3.03(c), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.03 hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Holdco; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 3.03(c) and any cash in lieu of any fractional shares payable pursuant to Section 3.03(h), Holdco shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 3.03(a) shall be promptly returned to Holdco.

(b)  Exchange Procedures. As promptly as practicable after the Merger Effective Time, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of SPAC Common Stock entitled to receive the Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver (i) the Merger Consideration and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) equal to (A) any cash in lieu of fractional shares pursuant to Section 3.03(h) plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.03(c) in accordance with the provisions of this Section 3.03, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive a portion of the Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c)  Distributions with Respect to Unexchanged SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate (if any) with respect to the SPAC Common Stock represented thereby until the holder of such Certificate (if any) shall surrender such Certificate (if any) in accordance with this Section 3.03. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate (if any), SPAC shall pay or cause to be paid to the holder of the certificates (if any) representing SPAC Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such SPAC Common Stock.

(d)  Merger Consideration as Payment in Full. The Merger Consideration payable upon conversion of the SPAC Common Stock in accordance with the terms of this Section 3.03 shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Common Stock.

(e)  Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split or share sub-division, reverse stock split or share consolidation, stock dividend or share capitalization, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(f)  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock with respect to the Merger Consideration for one year after the Merger Effective Time shall be delivered to Holdco, and any holders of SPAC Common Stock who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdco for the Merger Consideration. Any portion of the Exchange Fund with respect to the Merger Consideration remaining unclaimed by holders of SPAC Common Stock, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g)  No Liability. None of the Exchange Agent, SPAC, Holdco, Company, the Surviving Company or any of their respective affiliates shall be liable to any holder of SPAC Common Stock for any such SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h)  Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Ordinary Shares will be issued, and any holder of SPAC Common Stock entitled to receive a fractional share of Holdco Ordinary Shares but for this Section 3.03 shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Holdco Ordinary Shares based on the Average SPAC Share Price.

(i)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact or an appropriate indemnity for lost share certificate by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

Section 3.04  Stock Transfer Books. At the Merger Effective Time, following the recordation of the Transactions in the share records of Holdco, the register of members of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock thereafter on the records and registers of SPAC. From and after the Merger Effective Time, the holders of Certificates (if any) representing SPAC Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates (if any) presented to the Exchange Agent or Holdco for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.01.

Section 3.05  SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire one (1) SPAC Common Stock and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one Holdco Ordinary Share (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. Each of the Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.05, including by executing and delivering the amendment and assignment agreement to the SPAC Warrant Agreement substantially the form attached hereto as Exhibit D (the “SPAC Warrant Amendment and Assignment”).

Section 3.06  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, no Dissenting Shares will be converted into or represent a right to receive the Merger Consideration but instead the applicable SPAC Shareholder will only be entitled to such rights as are provided by the DGCL and, at the Merger Effective Time, such Dissenting Shares will no longer be outstanding, and will be cancelled and cease to exist, and the holders of such Dissenting Shares will cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL; provided, however, that all SPAC Common Stock held by SPAC Shareholders who will have failed to perfect or who effectively will have withdrawn or lost their rights to appraisal of such SPAC Common Stock will thereupon be deemed to have been converted, as of the Merger Effective Time, into the right to receive the Merger Consideration. SPAC will give Holdco, Merger Sub and the Company prompt notice of any demands received by SPAC for the exercise of rights to appraisal, attempted withdrawals of such demands, and any other instruments delivered pursuant to the DGCL and received by the Surviving Company relating to the SPAC Shareholders’ rights to appraisal with respect to the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Holdco and Merger Sub as follows:

Section 4.01  Organization and Qualification; Subsidiaries.

(a)  The Company and each subsidiary of the Company (each, a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Section 4.01(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary (i) has all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified or licensed as a foreign corporation or other organization to do business where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary pursuant to applicable Law, and (iii) is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such governmental approval or be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.

(b)  A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02  Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements and equivalent organizational documents (including all Company Shareholders’ Agreements), as applicable, each as amended to date, of the Company and each Company Subsidiary. Such memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements and equivalent organizational documents (including all Company Shareholders’ Agreements) are in full force and effect. The Company and each Company Subsidiary is in all material respects in compliance with all the provisions of their respective memorandum of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements or equivalent organizational documents (including all Company Shareholders’ Agreements).

Section 4.03  Capitalization.

(a)  As of the date hereof, the Company has an issued share capital of £486,619.15, divided into 48,661,915 shares of £0.01 per share, each fully paid-up (the “Issued Share Capital”). Set forth on Section 4.03(a) of the Company Disclosure Schedule is, with respect to each of the Company and each Company Subsidiary, (i) the identity of each Person who holds any shares of Equity Interest of the Company or of such Company Subsidiary and (ii) the amount, type and class of Equity Interest held by each such Person. Other than as set forth on Section 4.03(a) of the Company Disclosure Schedule, there are no other Equity Interests relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, other than the Company Shareholders’ Agreements Liens that will be terminated on or prior to the Closing Date. Other than pursuant to the Transaction Documents and the Company Shareholders’ Agreements that will be terminated on or prior to the Closing Date, there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Company Ordinary Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(b)  Other than pursuant to the Company Organizational Documents, the respective organizational documents of the Company Subsidiaries, the Company Shareholders’ Agreements, the Company Employee Share Plan or the Transaction Documents, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Ordinary Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(c)  Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and, except as set forth in Section 4.03(c) of the Company Disclosure Schedule, each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, other than transfer restrictions under applicable Laws and their respective organizational documents.

(d)  The Company Shareholders collectively own directly and beneficially and of record, all the equity of the Company (which are represented by the issued Company Ordinary Shares). Except as set forth in Section 4.03(d) of the Company Disclosure Schedule and Company Shareholders’ Agreements Liens that will be terminated on or prior to the Closing Date, and except for the shares of the Company held by the Company Shareholders, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued.

(e)  All issued Company Ordinary Shares and all issued shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

Section 4.04  Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the approval of the Exchange, the filing and recordation of appropriate documents as required by the Companies Act or other applicable Law, as the case may be, and approval of the amended and restated Company Organizational Documents by Holdco as the sole shareholder of the Company following the Exchange as contemplated by Section 2.05(c)). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 4.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and subject to receipt of the filing and recordation of documents in connection with the Merger and the Exchange, as required by the Companies Act or other applicable Law, and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05 of the Company Disclosure Schedule, the performance of this Agreement and each such Ancillary Agreement by the Company will not (i) conflict with or violate the memorandum of association, articles of association, certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)  The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Authority, other than as contemplated by Section 4.05(b) of the Company Disclosure Schedule, and except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate documents in connection with the Merger and the Exchange or other documents as required by the DGCL, the 1915 Law or the Companies Act, and (ii) as and where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Ancillary Agreement.

Section 4.06  Permits; Compliance. Except as set forth in Section 4.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (including, without limitation, as applicable, all such permits, licenses, approvals, consents and other authorizations required by the Food and Drug Administration or any other federal, state, local or foreign agencies or bodies engaged in the regulation of food growing, production, development, manufacture, distribution, processing, or any other activities related to the business now operated by the Company and its Subsidiaries) (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received since its date of formation any written notices from any Governmental Authority alleging violation of any applicable Laws, except for any violations which would not, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 4.07  Financial Statements.

(a)  The Company has made available to SPAC true and complete copies of (i) the audited consolidated financial statements as of June 30, 2021 and December 31, 2020 and from the period of January 1, 2021 through June 30, 2021 and from inception on August 21, 2020 through December 31, of the Company and the Company and (ii) the unaudited interim condensed consolidated financial statements as of December 31, 2021 and June 30, 2021 and from the period of July 1, 2021 through December 31, 2021 and from August 21, 2020 through December 30, 2020 of the Company and the Company Subsidiaries (collectively, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)  Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Principles except for (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since December 31, 2021, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(c)  Since its date of formation, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(d)  To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided since its date of formation or is providing information to any law enforcement agency regarding the commission or possible commission of any crime under applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a) or the Equality Act 2010 (as applicable).

(e)  The Company and each Company Subsidiary, individually or together with other Company Subsidiaries, maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and each Company Subsidiary maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions of the Company and each Company Subsidiary are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles; (iii) that receipts and expenditures of the Company and each Company Subsidiary are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each Company Subsidiary that could have a material effect on its financial statements. The Company has delivered to SPAC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors since its date of formation and relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any Company Subsidiary to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any Company Subsidiaries. Since December 31, 2018, there have been no material changes in the Company’s or any of Company Subsidiary’s internal control over financial reporting.

Section 4.08  Absence of Certain Changes or Events. To the knowledge of the Company, since December 31, 2021 and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures, or in connection with the Transactions or as expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.09  Absence of Litigation. Except as otherwise set forth in Section 4.09 of the Company Disclosure Schedule, as of the date hereof, there is no material litigation, proceeding, cause of action, lawsuit, audit, assessment or reassessment, petition, complaint, charge, grievance, prosecution, demand, hearing, written notice, inquiry, investigation, subpoena, summons, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority where the losses or damages claimed against the Company or any Company Subsidiary exceed $250,000. As of the date hereof, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10  Employee Benefit Plans.

(a)  Other than mandatory benefits or plans regarding Employers or Workers under applicable Law, Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) and all other material bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, pension, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”).

(b)  With respect to each Plan sponsored by the Company or any Company Subsidiary (each, a “Company Plan”), the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) if applicable, a copy of the most recent filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination or opinion letter for each such Company Plan, and (v) any material non-routine correspondence from any Governmental Authority and any filing, reporting or any other documentation or correspondence to or with a Governmental Authority with respect to any Company Plan since its date of formation.

(c)  None of the Plans is or was within the past six (6) years, nor does the Company, any Company Subsidiary nor any of their respective ERISA Affiliates have or reasonably expect to have any material liability or obligation under (i) a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), or (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or any other plan that is subject to Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any trade, business or any person that, together with the Company or any Company Subsidiary, is treated as a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section 414(b),(c), (m) or (o) of the Code.

(d)  Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) an increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated funding obligation with respect to any Plan; (ii) limit the right to merge, amend or terminate any Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code or any corresponding or similar provision of any other applicable Law. Neither the Company nor any Company Subsidiary has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or any corresponding or similar provision of applicable Law or otherwise.

(e)  None of the Plans provide for, nor does the Company nor any Company Subsidiary have or reasonably expect to have any material liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under applicable Law, including under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(f)  In all material respects, (i) each Company Plan is and has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, as applicable, ERISA and the Code, and (ii) other than routine claims for benefits in the ordinary course of business, no actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Company Plan or by or on behalf of any participant in any Company Plan, or otherwise involving or relating to any Company Plan or the assets of any Company Plan or any trust thereunder or the plan sponsor or plan administrator of any Company Plan (acting in such individual’s capacity as plan sponsor or plan administrator).

(g)  Each Company Plan that is intended to be qualified under Section 401(a) of the Code or under similar applicable Law, if any, and any trust forming any part thereof, (i) has timely received a favorable determination letter from the IRS or other applicable Governmental Authority or (ii) is entitled to rely on a favorable opinion letter from the IRS or other applicable Governmental Authority, and to the knowledge of Company, nothing has occurred that would reasonably be expected to result in any revocation of, or an adverse material change to, such determination or opinion letter or otherwise adversely affect the qualified status of such plan or exempt status of such trust.

(h)  Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, (i) there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code or under similar applicable Law) nor any reportable events (within the meaning of Section 4043 of ERISA or under similar applicable Law) with respect to any Plan to which such sections of ERISA or the Code or such similar applicable Law would apply, and (ii) there have been no acts or omissions by the Company or any Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties, Taxes or related charges under ERISA, the Code or other applicable Law.

(i)  All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Company Plan which have not been paid have been properly accrued on the Company’s or any Company Subsidiary’s most recent financial statements in compliance with the Accounting Principles. With respect to each Company Plan, all material contributions or payments (including all material employer contributions, employee salary reduction contributions, defined benefit plan contributions deferred under the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136 (the “CARES Act”) and premium or benefit payments) that are due or are required to be made under the terms of any Company Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Company Plan, ERISA, the Code and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Company Plan or in accordance with applicable Laws have been properly accrued in accordance with the Accounting Principles, applied on a consistent basis, and reflected on the Company’s or any Company Subsidiary’s audited financial statements.

Section 4.11  Labor and Employment Matters.

(a)  As of the date hereof, except as would not be material to the Company or any Company Subsidiary, individually or in the aggregate, all compensation, including wages, commissions and bonuses, due and payable to all Employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)  (i) Except as otherwise set forth in Section 4.11(b) of the Company Disclosure Schedule, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former Employees, independent contractors, applicants for employment, or any class of the foregoing, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been since its date of formation, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) since its date of formation, there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary.

(c)  The Company and the Company Subsidiaries are and have been since its date of formation in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings, immigration, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority.

(d)  To the Company’s knowledge, the Company and the Company Subsidiaries are in all material respects in compliance with any Laws, recommendations or guidance issued by any applicable Governmental Authority relating in any way to the work of Employees and/or procedures for returning to work for Employees with respect to COVID-19.

(e)  Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, to the Company’s knowledge, (i) no Employee, Worker or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, noncompetition agreement, non-solicitation agreement, proprietary information agreement or any other agreement with a third party relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective Employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective Workers and independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice from a Governmental Authority alleging that any such violation has occurred since its date of formation.

(f)  All material contracts of employment between the Company and any Company Subsidiary and any person employed by the Company or any Company Subsidiary are terminable by giving the applicable minimum period of notice specified in applicable Law and neither the Company nor any Company Subsidiary is contractually obliged to make any material payment as a consequence of the termination of any such contract.

(g)  All material contracts of engagement between the Company and any Company Subsidiary and any person engaged by the Company or any Company Subsidiary are terminable by giving no more than one month’s notice and neither the Company nor any Company Subsidiary is contractually obliged to make any material payment as a consequence of the termination of any such contract.

(h)  To the Company’s knowledge, no person employed or engaged by the Company or any Company Subsidiary nor any person who was previously a person employed or engaged by the Company or any Company Subsidiary is entitled to:

(i)  any material accrued but unpaid holiday pay in respect of the relevant Group Company’s current or any previous holiday years; or

(ii)  any material accrued but untaken holiday leave in respect of the relevant Group Company’s previous holiday years.

(i)  To the Company’s knowledge, every person employed or engaged by the Company or any Company Subsidiary who requires permission to work in the relevant jurisdiction has current and appropriate permission to work in such jurisdiction.

Section 4.12  Real Property; Title to Assets.

(a)  Section 4.12(a) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used (each, a “Lease”), including the date of and legal name of each of the parties to such Lease, and each guaranty, amendment, restatement, modification or supplement thereto (collectively, the “Lease Documents”) and lists all of the material real property owned by the Company or any Company Subsidiary (the “Owned Real Property”). True, correct and materially complete copies of all Lease Documents have been made available to SPAC.

(b)  The Leased Real Property and the Owned Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company and/or Company Subsidiaries and necessary for the continued operation of the business of the Company and/or the Company Subsidiaries, as applicable. The Leased Real Property and the Owned Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without material structural defects and is in all material respects suitable, sufficient and appropriate for its current and contemplated uses. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(c)  The Company and/or the applicable Company Subsidiary has a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good and marketable title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens. Each Lease is in full force and effect and is the valid, binding and enforceable, subject to the Remedies Exceptions, obligation of each party thereto in accordance with its terms. The Company and/or the applicable Company Subsidiary has accepted possession of each individual Leased Real Property and is currently occupying and using same in all material respects pursuant to the terms of the applicable Lease. None of the Company nor any of the Company Subsidiaries, nor to the Company’s knowledge, any other party to any Lease is in material breach or material violation of, or default under, any such Lease.

(d)  Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property or Owned Party by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e)  There do not exist any actual or, to the Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or Owned Real Property or any part thereof, and none of the Company nor any of the Company Subsidiaries has received since its date of formation any written notice of the intention of any Governmental Authority in connection with any such condemnation or eminent domain proceedings of any Leased Real Property or Owned Real Property or any part thereof or interest therein.

Section 4.13  Intellectual Property.

(a)  Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Intellectual Property rights and applications for registrations of Intellectual Property rights that are owned or purported to be owned by the Company and/or the Company Subsidiaries (showing in each case, as applicable, the filing date, date of issuance, expiration date and registration or application number, and jurisdiction); (ii) registered Intellectual Property rights and applications for registrations of Intellectual Property rights that are licensed to the Company and/or the Company Subsidiaries (showing in each case, as applicable, the filing date, date of issuance, expiration date and registration or application number, and jurisdiction); and (iii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $250,000). To the knowledge of the Company, the Company IP specified on Section 4.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof. To the knowledge of the Company, all actions required for the prosecution, maintenance and protection of the Company IP (including the payment of registry fees and taxes) have been taken by the Company on time.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in the Company-Owned IP and has the right to use pursuant to a valid and binding written license of all Company-Licensed IP and Business Systems, including Software, in each case that are material to the business of the Company and the Company Subsidiaries. All material Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable and nothing has been done or omitted to be done which would or might result in any of it ceasing to be valid. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened in writing.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information in all material respects. To the knowledge of the Company or any of the Company Subsidiaries, neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)  Except as otherwise set forth in Section 4.13(d) of the Company Disclosure Schedule (i) since its date of formation, there have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any material Company IP, or (B) alleging any material infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not materially infringe, misappropriate or violate, any Intellectual Property rights of other persons; and (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any material Company-Owned IP.

(e)  To the extent required under applicable Law to assign or transfer to the Company or any Company Subsidiary all right, title and interest in and to any Intellectual Property, all persons who have contributed, created, conceived, or otherwise developed any Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons agreed to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary. There are no outstanding Actions, and, to the Company’s knowledge, threatened Actions, for any compensation or other payments to such person in relation to any Company IP that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Company or the Company Subsidiaries has misappropriated any material trade secrets of the Company or the Company Subsidiaries in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Company or the Company Subsidiaries is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use or transfer of Company IP.

(f)  To the Company’s knowledge, the Company and Company Subsidiaries have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) require the Company or any Company Subsidiary to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g)  The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company, on its behalf and on behalf of each of the Company Subsidiaries, maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2019, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(h)  The Company and each of the Company Subsidiaries comply in all material respects with (i) all applicable Privacy/Data Security Laws (including any data collected in connection with COVID-19 screening), (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, and (iii) except as would not have a Company Material Adverse Effect, all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including utilizing industry standard tools designed to prevent unauthorized access and the introduction of Disabling Devices. To the Company’s knowledge, since January 1, 2019, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

Section 4.14  Taxes.

(a)  The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax Returns) not yet due and payable or are otherwise being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)  Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)  None of the Company and the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any taxable period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d)  Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e)  Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group comprised only of the Company and/or Company Subsidiaries).

(f)  Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g)  Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand.

(h)  The Company has made available to SPAC in the Dataroom true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for Tax years 2018, 2019 and 2020.

(i)  Neither the Company nor any of the Company Subsidiaries has within the last two (2) years distributed shares or stock of another person, or had its shares or stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)  Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k)  Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(l)  There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m)  None of the Company and the Company Subsidiaries has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. None of the Company and the Company Subsidiaries has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. None of the Company and the Company Subsidiaries has made an election under Section 965(h) of the Code.

(n)  Equity interests in the Company are not United States real property interests within the meaning of Section 897(c)(1) of the Code.

(o)  The Company is, and has been since its formation, treated as a foreign corporation for United States federal income Tax purposes.

(p)  Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment.

(q)  The Company and each Company Subsidiary has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of VAT under applicable Law, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices, and other requisite documents as required by applicable Law.

(r)  Neither the Company nor any Company Subsidiary has been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement (i) the main purpose of which was avoiding, deferring or reducing a liability to Tax or producing a loss for Tax purposes with no corresponding commercial or economic loss, or (ii) that is required to be disclosed to HMRC under any applicable Law for Taxes.

Section 4.15  Environmental Matters. Except as set forth in Section 4.15 of the Company Disclosure Schedule, or as would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has been since January 1, 2019 in compliance with all applicable Environmental Laws; (b) each of the Company and the Company Subsidiaries has obtained and is in compliance with all permits, licenses, franchises, grants, exemptions, registrations, accreditations and other authorizations required under Environmental Laws (“Environmental Permits”) to own, lease and operate its properties and to carry on its business, and each such Environmental Permit is in full force and effect, free from breach by the Company and the Company Subsidiaries, and will not be adversely affected by the Transactions; (c) neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority regarding any actual or alleged violation of, or liability under, any Environmental Law, the subject of which has not been fully resolved; (d) except for regulatory orders of general applicability, neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award applicable to it or with respect to its assets arising under Environmental Law under which any material obligation remains unsatisfied; (e) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary are contaminated with any Hazardous Substance in violation of applicable Environmental Laws as a result of any act or omission by the Company or any Company Subsidiary or in a manner that requires or would reasonably be expected to require reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (f) neither the Company nor any Company Subsidiary has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to material liability under any Environmental Law; (g) the Transactions will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any so-called “transaction-triggered” or “responsible property transfer” requirements in any Environmental Laws; (h) neither the Company nor any Company Subsidiary has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

Section 4.16  Material Contracts.

(a)  Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)  except for any contracts or agreements by and between or among any of the Company and the Company Subsidiaries, each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $100,000 in the aggregate, in the prior or current fiscal year;

(ii)  each contract and agreement with (A) the Company’s top 10 customers and Suppliers based on the aggregate amounts paid by or to the Company and the Company Subsidiaries in the 12-month period ending on December 31, 2021 or the 12-month period ending on March 31, 2022, and (B) the Company’s Suppliers of raw materials that are material to the production of the Company’s products and services (any of the customers referenced in the foregoing, the “Material Customers” and any of the Suppliers referenced in the foregoing, the “Material Suppliers”);

(iii)  except for any contracts or agreements by and between or among any of the Company and the Company Subsidiaries, all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party and that are material to the business of the Company;

(iv)  all contracts that provides for the formation, creation, operation, management or control of any joint venture or partnership (including any commercial partnership) with a third party (and any such third party, a “Material Partner”);

(v)  all management contracts (excluding contracts for employment), and contracts with other consultants, that are material to the business of the Company, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, but excluding any such contracts entered into by the Company or any Company Subsidiary in the ordinary course of business;

(vi)  all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $150,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of $150,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of $150,000.

(vii)  except for contracts or agreements relating to trade receivables or by and between or among any of the Company and the Company Subsidiaries, all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000;

(viii)  except for any contracts or agreements by and between or among any of the Company and the Company Subsidiaries, all material definitive partnership, joint venture or similar agreements;

(ix)  all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(x)  all collective bargaining agreements or other contracts with any union, works council or labor organization;

(xi)  all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time (including all contracts and agreements that restrict or limit the ability of the Company or any Company Subsidiary to sell, manufacture, develop, commercialize, test or research products (directly or indirectly through third parties), or to solicit any potential employee or customer in any manner that is material to the business of the Company and the Company Subsidiaries), in each case of the foregoing, excluding any non-solicitation provisions in contracts that are entered into by the Company or any Company subsidiary in the ordinary course of business consistent with past practices where such non-solicitation provision is not the primary reason for the contract and customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xii)  all leases or master leases of personal property reasonably likely to result in annual payments of $150,000 or more in a 12-month period;

(xiii)  all contracts involving the use of any Company-Licensed IP and required to be listed in the Company Disclosure Schedule pursuant to Section 4.13(a)(ii);

(xiv)  all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis, excluding customary exclusivity agreements or arrangements;

(xv)  except for any contracts or agreements by and between or among any of the Company and the Company Subsidiaries, contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business;

(xvi)  any contract or agreement granting to any Person (other than the Company or any Company Subsidiaries) (A) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries or (B) the right to receive or earn milestones payments, royalties or other contingent payments based on any investigation, manufacture, research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events;

(xvii)  any contract or agreement involving any resolution, conciliation or settlement of any actual or threatened litigation, arbitration, claim or other dispute related to the business of the Company and the Company Subsidiaries (A) with any Governmental Authority, or (B) under which the Company or any Company Subsidiary has any material ongoing obligations; or

(xviii)  any contract or agreement requiring capital expenditures on behalf of the Company or any Company Subsidiary after the date of this Agreement in an amount in excess of $500,000 in any 12 month period.

(b)  Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, or except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exception) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party to any Material Contract is in breach or violation of, or default under, such Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and materially complete copies of all Material Contracts, including amendments thereto that are material in nature, but excluding any Material Contracts in the form of individuals purchase or service orders.

(c)  Since December 31, 2021, no Material Customer, Material Supplier or Material Partner has notified the Company or any Company Subsidiary in writing (i) indicating that it intends to cease doing business with the Company or any Company Subsidiary, (ii) requesting or otherwise engaging in a material decrease in the volume of business from or to the Company or any Company Subsidiary, or (iii) requesting or otherwise engaging in a material change in pricing charged to or by the Company or any Company Subsidiary.

Section 4.17  Insurance.

(a)  Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)  With respect to each Insurance Policy, except as would not have a Company Material Adverse Effect: (i) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. The Company and the Company Subsidiaries hold policies of insurance required to be maintained by Material Contracts.

Section 4.18  Board Approval; Vote Required.

(a)  The Company Board Approval has been duly obtained by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way.

(b)  The only vote of the holders of any class of shares in the Issued Share Capital or any governing body of the Company that is necessary to approve this Agreement and the Transactions is (i) the approval of Holdco, as sole shareholder of the Company following the Exchange, to amend and restate the Company Organizational Documents pursuant to Section 2.05(c); and (ii) the Company Board Approval. The Company Board Approval has been obtained.

Section 4.19  Certain Business Practices.

(a)  None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, officers, agents or employees of the Company or any Company Subsidiary, has:

(i)  used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(ii)  made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws; or

(iii)  made any payment in the nature of bribery.

(b)  The Company, any Company Subsidiary and, to the Company’s knowledge, their respective directors, officers, agents and employees, are and have been in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, including with regard to financial recordkeeping and reporting requirements in all jurisdictions in which the Company and any Company Subsidiary conducts business.

(c)  None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, agents or employees: (i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Anti-Corruption Laws or Anti-Money Laundering Laws; or (ii) made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Anti-Corruption Laws or Anti-Money Laundering Laws.

(d)  The Company as well as its respective affiliates have instituted and maintain in effect policies and procedures reasonably designed to achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 4.20  Product Warranty; Product Liability.

(a)  Since its date of formation, there have been no claims exceeding the equivalent of $150,000 made, or to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary by a customer or any other person alleging that (i) such Product (A) did not comply with any express or implied warranty regarding such Product, (B) contained an unintended Hazardous Substance, or (C) was otherwise contaminated, adulterated, mislabeled, defective or improperly packaged or transported, or (ii) the Company, any Company Subsidiary or any of their licensees, distributors or agents breached any duty to warn, test, inspect or instruct of the risks, limitations, precautions or dangers related to the use, application, or transportation of any such Product.

(b)  Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of its licensees, distributors, suppliers or agents has developed, manufactured, commercialized, produced, formulated, propagated, modified, customized, processed, distributed or sold any Product that did not comply with any express or implied warranty regarding such Product or that contained any unintended Hazardous Substance or that was otherwise adulterated, contaminated, mislabeled, defective, off-specification or improperly packaged or transported or that otherwise did not comply with applicable Law.

(c)  Since its date of formation, the Company and the Company Subsidiaries have in all material respects made all declarations and filings required by any Law or Company Permit for the handling and delivery to third parties of Products.

(d)  Since its date of formation, there have been no recalls, market withdrawals or replacements (voluntary or involuntary) with respect to any Product or any similar actions, investigations, written notices or written threats of recalls by any Governmental Entity with respect to any Product.

Section 4.21  Compliance with Regulatory Laws.

(a)  Except as would not result in a Company Material Adverse Effect, the Products are not and have not been adulterated or misbranded within the meaning of the applicable UK laws, Federal Fair Packaging and Label Act, Food Drug and Cosmetic Act, the U.S. Food and Drug Administration (the “FDA”), and their attendant regulations, and similar state and local food and drug laws, as the same may be amended. The Company Products are in compliance, and since its date of formation have been in compliance, in all material respects with (i) the applicable provisions of the applicable UK laws, the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by applicable UK regulatory agencies, the FDA, the thereunder, the applicable regulations and requirements adopted by the U.S. Department of Agriculture, all applicable statutes enforced by the U.S. Federal Trade Commission and the applicable regulations and requirements and any applicable requirements established by any other federal, state, county, city, local or foreign Governmental Bodies responsible for regulating food products (collectively, the foregoing Governmental Authorities, the “Food Authorities” and the foregoing Laws, rules, regulations and requirements, the “Food Laws”)), and (ii) all terms and conditions imposed in any Permits granted to the Company or any Company Subsidiary by any Food Authority. The foregoing includes any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements, import and export requirements, supply chain security, food handling, and shelf-life requirements.

(b) The Company has obtained all material Permits required by Food Authorities with respect to the conduct of the business operated by the Company and such Permits are in good standing as of the date hereof. Except as would not result in a Company Material Adverse Effect, the Company has maintained and retained accurate records with respect to the foregoing, as well as other records required to be kept by Food Authorities or as may be required under any agreement with third parties regarding the Company Products.

(c) None of the Company, the Company Products nor the facilities in which the Company Products are made or handled is subject to any warning letter, untitled letter or other adverse written correspondence or written notice from the FDA, Notice of Intended Enforcement by the USDA or other adverse written correspondence or written notice from the USDA (“Adverse Notice”), recall, investigation, penalty assessment or other compliance or enforcement action by any Food Authority or any other Governmental Authority having responsibility for the regulation of food products, beyond any Adverse Notices to which the Company responded and which are not reasonably expected to be material to the Company and its Subsidiaries. To the knowledge of the Company, none of the entities which manufacture, process, package, supply ingredients for or distribute the Company Products is subject to any such adverse action with regard to a Company Product or a facility that manufactures a Company Product, in each case, except as would not result in a Company Material Adverse Effect. In all material respects, the Company audits its suppliers for compliance with all regulations promulgated by Food Authorities to which such suppliers are subject in accordance with the rights granted under any third party agreements with such suppliers.

Section 4.22 Interested Party Transactions.  Except as set forth in Section 4.22 of the Company Disclosure Schedule and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Plan, no director, officer or other affiliate of the Company or any Company Subsidiary (other than the Company or any Company Subsidiary), to the Company’s knowledge, has, directly or indirectly: (a) an economic interest in any person that furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) an economic interest in any person (other than the Company and the Company Subsidiaries) party to any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than contracts or arrangements constituting Transaction Documents or customary indemnity arrangements (collectively the foregoing, the “Interested Party Transactions”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. As of the date of this Agreement, the Company and the Company Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

Section 4.23 Exchange Act; Proxy Statement/Prospectus and Registration Statement.

(a) Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) None of the information relating to the Company supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 4.24 Brokers. Except as set forth in Section 4.24 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.25 Sanctions, Import Control, and Export Control Laws.

(a) None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents is a Restricted Person.

(b) None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated since its date of formation, Sanctions Laws, Import Controls Laws, or Export Control Laws.

(c) None of the Company, any Company Subsidiary, nor to the Company’s knowledge, any of their respective directors, officers, employees or agents:

(i)   is or has been since its date of formation subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii) made since its date of formation a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

(d) Any provision of this Section 4.25 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Section 4.26 Exchange Agreements.

Notwithstanding anything in this Article IV to the contrary, (a) each Exchange Agreement (subject to the Remedies Exception) is a legal, valid and binding obligation of the Company, Holdco and, to the knowledge of the Company, each of the Company Shareholders party thereto enforceable against such Persons in accordance with its terms, (b) neither the Company nor Holdco is in breach or violation of, or default under, any Exchange Agreement nor has any Exchange Agreement been terminated or canceled by any Company Shareholder, (c) no Company Shareholder is in breach or violation of, or default under, any Exchange Agreement and (d) the Company and Holdco have not received any written or, to the knowledge of the Company, oral claim of default under any such Exchange Agreement. The Company has furnished or made available to SPAC true and complete copies of all Exchange Agreements, including amendments thereto that are material in nature. The Company has not altered or amended any Exchange Agreement and no Company Shareholder has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Exchange Agreement or threatened non-performance under any Exchange Agreement, in each case, as to which such Company Shareholder is a party.

Section 4.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01, Section 5.03 and Section 5.04), SPAC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) SPAC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SPAC has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

Section 5.02 SPAC Organizational Documents. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized share capital of SPAC consists of (i) 99,000,000 shares of common stock, par value $0.0001 per share and (ii) 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Agreement, (A) 17,370,000 SPAC Common Stock are issued and outstanding (and 13,800,000 SPAC Common Stock are subject to Redemption Rights), (B) no preference shares are issued and outstanding, and (C) 6,900,000 redeemable SPAC Warrants to purchase 6,900,000 SPAC Common Stock and 4,210,000 private placement SPAC Warrants to purchase 4,210,000 SPAC Common Stock are issued and outstanding. Each SPAC Warrant entitles the holder to purchase one SPAC Common Stock at an exercise price of $11.50.

(b) All outstanding SPAC Common Stock and SPAC Warrants (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of SPAC or obligating SPAC to issue or sell any shares of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any persons.

Section 5.04 Authority Relative to this Agreement. SPAC has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to obtaining the requisite consent of the SPAC Shareholders to approve the SPAC Proposals, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the requisite consent of the SPAC Shareholders to approve the SPAC Proposals). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Subject to obtaining the requisite consent of the SPAC Shareholders to approve the SPAC Proposals, the execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in  Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange, HM Revenue and Customs and state takeover laws, and the notification requirements of applicable Antitrust Laws, if any, and the filing and recordation of appropriate Merger and Exchange documents, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement and each such Ancillary Agreement.

Section 5.06 Compliance. SPAC is not or has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 12, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)   SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since January 12, 2021, there have been no material changes in SPAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since March 31, 2022, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (b) there has not been any SPAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board has unanimously adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions are fair to and in the best interests of SPAC and the SPAC Shareholders, (ii) approved this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions and declared their advisability and (iii) recommended that the SPAC Shareholders approve and adopt this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions, and directed that this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions, be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders’ Meeting.

(b) The only votes of the holders of any class or series of shares of SPAC necessary to approve the Merger and the Transactions as contemplated by this Agreement are the SPAC Shareholder Approvals.

Section 5.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

Section 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $138,025,662.14 in the trust fund established by SPAC for the benefit of its SPAC Shareholders (the “Trust Fund”) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of January 12, 2021, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or (b) to the knowledge of SPAC, that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Action. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to SPAC Shareholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger and (E) to underwriters to pay deferred underwriting fees incurred in connection with SPAC’s initial public offering. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

Section 5.13 Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of SPAC (other than payments received or deemed to be received by any of the foregoing persons in their capacity as SPAC equityholders), (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.14 Taxes.

(a) SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the SPAC is otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax Returns) not yet due and payable or are otherwise being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Closing; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not a party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any taxable period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f)   SPAC does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by SPAC for the 2020 Tax year.

(i)   SPAC has not within the last two (2) years distributed shares or stock of another person, or had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)   SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or to the knowledge of SPAC, has threatened to asset against SPAC any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(l)   There are no Tax liens upon any assets of SPAC except for Permitted Liens.

(m)   SPAC has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. SPAC has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. SPAC has not made an election under Section 965(h) of the Code.

(n) Equity interests in the SPAC are not United States real property interests within the meaning of Section 897(c)(1) of the Code.

(o) SPAC is, and has been since its formation, treated as a domestic corporation for United States federal income Tax purposes.

(p) SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment.

(q) SPAC has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of VAT under applicable Law, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices, and other requisite documents as required by applicable Law.

(r)   SPAC has not been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement (i) the main purpose, or one of the main purposes of which was avoiding, deferring or reducing a liability to Tax or producing a loss for Tax purposes with no corresponding commercial or economic loss, or (ii) that is required to be disclosed to HMRC under any applicable Law for Taxes.

Section 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LJAQ”. The issued and outstanding SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LJAQU”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LJAQW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Common Stock, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Common Stock or the SPAC Warrants, under the Exchange Act.

Section 5.16 Prior Business Operation. SPAC has limited its activities in all material respects to those activities (a) contemplated in the prospectus of SPAC, dated as of January 12, 2021 and in the Form 10-K of SPAC, for the fiscal year ended December 31, 2021, or (b) otherwise necessary to consummate the Transactions.

Section 5.17 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

(c) The EarlyBird Amendment is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. A true and complete copy of the EarlyBird Amendment has been made available to the Company.

Section 5.18 Investment Company Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Section 5.19 Proxy Statement/Prospectus and Registration Statement. None of the information relating to SPAC supplied by SPAC in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that it has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any of the Company Subsidiaries or their Representatives (including the Company Shareholders), except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, the Dataroom or other “datarooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby represents and warrants to SPAC as follows:

Section 6.01 Organization. Each of Holdco and Merger Sub is a company duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02 Organization Documents. Each of Holdco and Merger Sub has heretofore furnished to SPAC complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively, as of the date of this Agreement. Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

Section 6.03 Capitalization.

(a) As of the date hereof, the share capital of Holdco consists of 5,000,000 Holdco Ordinary Shares, having a nominal value of $0.01 each. As of the date hereof, the Company Shareholders are the shareholders of Holdco.

(b) As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

(c) The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued and fully paid, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the A&R Holdco Organizational Documents. The Holdco Ordinary Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with the 1915 Law and will not be subject to or give rise to any preemptive rights or rights of first refusal, other than those which are mandatorily applicable under the 1915 Law.

(d) Except as contemplated by this Agreement, the Holdco Organizational Documents and the Exchange Agreements and except as for the mandatory subscription rights provided for in the 1915 Law, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital of Holdco or obligating Holdco to issue or sell any shares of, or other equity interests in, Holdco, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

Section 6.04 Authority Relative to this Agreement. Each of Holdco and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements to which they are a party by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) the filing and recordation of appropriate Merger and Exchange documents as required by DGCL and the 1915 Law, as the case may be, (b) the Holdco Shareholder Approval, (c) the Holdco Board resolutions approving the issuance on the Closing Date (and conditional on Closing) by a delegate of (A) the Merger Consideration and (B) new Holdco Ordinary Shares in the context of the Exchange; both pursuant to the Holdco Delegate Resolutions,, and (d) the Holdco Delegate Resolutions). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company and SPAC, constitutes a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05 have been obtained and all filings and obligations described in Section 6.05 have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the Antitrust Laws, if any, and filing and recordation of appropriate Merger and Exchange documents as required by DGCL and the 1915 Law, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06 Compliance. Neither Holdco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.07 Board Approval; Vote Required.

(a) The Holdco Board has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions and shall, on the Closing Date, cause the Holdco Delegate Resolutions to be issued.

(b) The only vote of the holders of any class or series of capital of Holdco that is necessary to approve this Agreement, the Exchange and the Transactions is the Holdco Shareholder Approval.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only shareholder vote of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of the Holdco as sole shareholder of Merger Sub.

Section 6.08 No Prior Operations of Holdco or Merger Sub; Post-Closing Operations. Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents, Holdco has not engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions and in connection with its incorporation and sale to the Company Shareholders. Since the date of the Merger Sub Organizational Documents, Merger Sub has not engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan.

Section 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

SECTION 6.10   Proxy Statement/Prospectus and Registration Statement. None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 6.11 Tax Matters. To the knowledge of Company, Holdco and the Merger Sub, there is no plan or intention to liquidate SPAC (including a liquidation for Tax purposes) following the Transactions.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 7.01(a) of the Company Disclosure Schedule, and (iii) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned: (A) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside the ordinary course of business, so long as such actions or omissions are reasonably designed to (1) protect the health or welfare of the Company’s employees, directors, officers or agents or (2) comply with clause (B) of this Section 7.01, and in each case, the Company promptly notifies SPAC prior to taking such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and (B) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and shall use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (y) as set forth in Section 7.01(b) of the Company Disclosure Schedule, and (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary, Holdco and Merger Sub not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change its memorandum of association, articles of association, certificate of incorporation, by-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, if any, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) or (C) except in the ordinary course of business, any assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(vi) acquire or invest (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds $500,000;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice;

(ix) (A) increase the compensation or benefit payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices or (2) increases in base salary or wage of employees in the ordinary course of business whose cash portion of the annual base salary or wage is not in excess of $200,000; (B) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (C) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose cash portion of the annual base salary or wage would exceed $200,000; or (D) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose cash portion of the annual base salary or wage would exceed $200,000;

(x) adopt, enter into, materially amend and/or terminate any Plan or any plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare Plan renewals in the ordinary course of business and consistent with past practice;

(xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Principles;

(xii) make change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for Tax refunds except in the ordinary course of business, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xiii)  materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or materially amend or modify, waive, or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in each and every material item of Company IP;

(xv) create or incur any Lien material to the Company, any Company Subsidiary, Holdco or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(xvi) make any loans, advances, or guarantees in any person (other than the Company or any Company Subsidiaries);

(xvii) fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures, in each case in excess of 10% of the aggregate amount of budgeted capital expenses;

(xviii) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary or otherwise materially change the manner by which the Company or any Company Subsidiary manages its working capital;

(xix) fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit issued to the Company or any Company Subsidiary by any Governmental Authority;

(xx) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xxi) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied;

(xxii) engage in any dealings or transactions (i) with any Restricted Person in violation of applicable laws; (ii) involving any Sanctionable Activity; or (iii) otherwise in violation of Sanction Laws, Export Control Laws or Import Control Laws; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) By way of amplification and not limitation, Holdco shall not, and the Company Shareholders or the Company, as the case may be, shall not permit Holdco to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated or permitted by any other provision of this Agreement, any Ancillary Agreements or as may be required by applicable Law (including as may be requested or compelled by any Governmental Authority), do any of the following without the prior written consent of SPAC which consent shall not be unreasonably withheld, delayed or conditioned:

(i) engage in any business or activity other than the consummation of the Exchange;

(ii) amend or otherwise change the Holdco Organizational Documents except for the A&R Holdco Organizational Documents or as otherwise required to implement the Exchange and issuance of Merger Consideration;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Ordinary Shares;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital, or any other ownership interest (including, without limitation, any phantom interest), of Holdco;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco;

(vii) amend any Exchange Agreement or any other agreement related to the Exchange;

(viii) permit any Company Shareholder who owns Holdco Ordinary Shares both prior to the Exchange and pursuant to the Exchange to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Holdco Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Holdco Ordinary Shares;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Ordinary Shares acquired pursuant to the Exchange and any such attempted action shall be null and void and Company will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Company;

(x) acquire or hold any equity securities or rights thereto in any person other than the Company, pursuant to the Exchange, and Merger Sub; or

(xi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02 Conduct of Business by SPAC Pending the Merger.

(a) SPAC agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice and SPAC shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)   amend or otherwise change the SPAC Organizational Documents (other than in connection with a SPAC Extension Proposal, if any);

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise, with respect to any of its shares, other than pursuant to the Redemption Rights from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(iii)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for the Redemption Rights from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(iv)    issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of shares or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such shares, or any other ownership interest (including, without limitation, any phantom interest), of SPAC;

(v) reclassify, combine, split or subdivide, directly or indirectly, any of its shares (except pursuant to the Redemption Rights);

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock, shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(viii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(ix) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(x) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(xi) amend the Trust Agreement or any other agreement related to the Trust Account; or

(xii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(b) From the date of this Agreement and the Closing or the earlier termination of this Agreement, SPAC shall use reasonable best efforts to maintain the EarlyBird Amendment in full force and effect (and SPAC shall not take any action to cause the EarlyBird Amendment not to be in full force and effect and shall not refrain from taking any commercially reasonable action to maintain the EarlyBird Amendment in full force and effect) and SPAC shall not amend or otherwise change the EarlyBird Engagement Letter without the prior written consent of the Company and any such amendment or change shall be in a form that is mutually agreeable to the SPAC and the Company. For the avoidance of doubt, nothing in this Agreement shall prevent, limit or restrict SPAC or its affiliates from taking all actions required to raise funds for the benefit of Parties (after the Closing), including by raising funds as contemplated by the EarlyBird Engagement Letter.

Section 7.03 Claims Against Trust Account. Each of Holdco, Merger Sub and the Company agrees that, notwithstanding any other provision contained in this Agreement, none of Holdco, Merger Sub or the Company does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Holdco, Merger Sub, the Company and SPAC, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Fund are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that any of Holdco, Merger Sub or the Company commences any Claims against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from Holdco, Merger Sub or the Company, as applicable the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 7.04 SPAC Public Filings.

(a) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement and delivery of the PCAOB Financials, (i) Holdco, the Company and SPAC shall prepare and Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Shareholders relating to the general meeting of SPAC (the “SPAC Shareholders’ Meeting”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the SPAC Shareholders’ Meeting and providing the SPAC Shareholders an opportunity in accordance with the SPAC Organizational Documents to have their SPAC Common Stock redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall prepare and Holdco shall file (and the Company and SPAC shall cause Holdco to file) with the SEC a registration statement on Form F-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Holdco Ordinary Shares and Holdco Warrants, in each case, to be issued in the Merger. Each Party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the other Parties in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus; provided, however, that no Party shall use any such information for any purposes other than those contemplated by this Agreement unless such Party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Shareholders as of the record date for the SPAC Shareholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other Party and their counsel. Each of SPAC, the Company and Holdco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders’ Meeting and the Redemption.

(c) If at any time prior to the Merger Effective Time, any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders.

(d) Each of SPAC, the Company and Holdco will advise the other Parties promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Shareholders’ Meeting or the Redemption, or requests by the SEC for additional information and each Party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Exchange, the Merger, the SPAC Shareholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Shareholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing Party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f) With respect to any SPAC Shareholder outreach in connection with the SPAC Shareholders’ Meeting, the Company and the Company Subsidiaries shall use their commercially reasonable efforts to provide to SPAC, and the Company and the Company Subsidiaries shall use their respective commercially reasonable efforts to cause their Affiliates and Representatives, including legal and accounting representatives, to provide to SPAC, all cooperation reasonably requested by SPAC that is customary in connection with SPAC Shareholder outreach for the SPAC Shareholders’ Meeting, which commercially reasonable efforts shall include, among other things, (i) furnishing SPAC promptly following SPAC’s request, with information reasonably available to it regarding the Company and the Company Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries) customary for such outreach activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings (including customary one-on-one meetings), presentations and due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with any such outreach activities, (iv) providing reasonable assistance to SPAC in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(g) SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares or Holdco Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

Section 8.02 SPAC Shareholders’ Meetings.

(a) SPAC shall call the SPAC Shareholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Company in fixing the record date for the SPAC Shareholders’ Meeting and the date of the SPAC Shareholders’ Meeting, give notice to the Company of the SPAC Shareholders’ Meeting and allow the Company’s representatives and legal counsel to attend the SPAC Shareholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the SPAC Shareholders’ Meeting.

(b) Subject to this Section 8.02, SPAC shall include in the Proxy Statement/Prospectus the unanimous recommendation of the SPAC Board that the SPAC Shareholders vote in favor of the SPAC Proposals, shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders therefor and neither the SPAC Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify, the recommendation of the SPAC Board that the SPAC Shareholders vote in favor of the SPAC Proposals (a “Change in Recommendation”). SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Shareholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its shareholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone the SPAC Shareholders’ Meeting more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) days from the date of the first SPAC Shareholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Shareholders, holders of SPAC Warrants and/or proxy solicitation firms.

(c) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, determined in good faith, after consultation with its outside legal counsel, make a Change in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would be inconsistent with the fiduciary duties of the SPAC Board to the SPAC Shareholders under applicable Law, provided, that: (i) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least three (3) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period"), which notice shall specify the applicable Intervening Event in reasonable detail, (ii) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), SPAC may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the three-Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be inconsistent with its fiduciary duties to the SPAC Shareholders under applicable Law.

(d) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, determined in good faith, based on the advice of its outside legal counsel, make a Change in Recommendation in response to a Superior Proposal (a “Superior Proposal Change in Recommendation”) if the SPAC Board determines after consultation with outside counsel that failure to take such action would be inconsistent with the fiduciary duties of the SPAC Board to the SPAC Shareholders under applicable Law, provided, that: (i) the Company shall have received written notice from SPAC of SPAC’s intention to make a Superior Proposal Change in Recommendation at least three (3) Business Days prior to the taking of such action by SPAC (the “Superior Proposal Notice Period”), which notice shall specify the Superior Proposal in reasonable detail, and (ii) if, prior to the expiration of the Superior Proposal Notice Period, the Company provides SPAC with a written proposal to adjust the terms and conditions of this Agreement, SPAC shall not make a Superior Proposal Change in Recommendation unless the SPAC Board, after considering in good faith such written proposal from the Company, continues to reasonably determine in good faith that such Superior Proposal continues to be a Superior Proposal and after consultation with outside counsel determines that failure to make a Superior Proposal Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the SPAC Shareholders under applicable Law.

(e) For purposes hereof

(i)   An “Intervening Event” shall mean any material event, state of facts, development, change, circumstance, occurrence or effect thereof occurring or arising after the date of this Agreement with respect to the business, operations, financial condition or results of operations of the Company or Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, that (i) was not known to or reasonably foreseeable by the SPAC Board as of the date of this Agreement, and (ii) does not relate to any SPAC Acquisition Proposal.

(ii) A “Superior Proposal” shall mean an unsolicited, bona fide written Competing SPAC Transaction that the SPAC Board reasonably determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) is reasonably capable of being consummated in accordance with its terms and (ii) would, if consummated, be more favorable to the SPAC Shareholders from a financial point of view than the Transactions (including any adjustments proposed by the Company during the Superior Proposal Notice Period in accordance with Section 8.02); provided, that, for purposes of hereof, “Competing SPAC Transaction” shall be deemed to exclude any issuance, sale or acquisition of less than fifty percent (50%) of the shares of capital stock or other equity securities of the SPAC.

Section 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; provided, that such access shall not unreasonably interfere with the business and operations of SPAC and the Company; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated January 12, 2022 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any Tax advisor regarding the Tax treatment and Tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.04 Employee Matters.

(a) Holdco shall, or shall cause the Company, the Surviving Company and each of their respective subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) to receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by Holdco, the Company or the Surviving Company or any of their respective subsidiaries, other than any qualified or nonqualified defined benefit plan, for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco, the Company, the Surviving Company or any of their respective subsidiaries that cover the Continuing Employees or their dependents following the Closing and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare Plans in which such Continuing Employee participates immediately prior to the Closing to be taken into account under those health and welfare benefit plans of Holdco, the Company, the Surviving Company or any of their respective subsidiaries in which such Continuing Employee participates following the Closing for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco shall, or shall cause the Company, the Surviving Company and each of their respective subsidiaries, as applicable, to honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b) Between the date of this Agreement and the Closing Date,

(i) the Company shall enter into employment agreements with the employees listed on Section 8.04(b) of the Company Disclosure Schedule and if such employment agreements provide for the cash portion of the annual base salary or wage in excess of $200,000, for such employment agreements shall be in a form mutually agreeable to the Company and SPAC (provided that SPAC shall not unreasonably withhold, delay or condition its approval with respect to any employment agreement if such employee’s compensation and benefits are not materially changed from the compensation and benefits provided to such employees prior to the Closing); and

(ii) the Company and SPAC shall cooperate to (i) cause Holdco to adopt and authorize a mutually agreeable equity incentive plan for the benefit of the employees of Holdco and its Subsidiaries after the Closing (the “Equity Incentive Plan”) and (ii) identify the initial recipient of awards and the terms of such awards to be awarded under the Equity Incentive Plan. Holdco shall use reasonable best efforts to obtain the approval of the Holdco Board of the Equity Incentive Plan as of the Closing and to, promptly after the Closing, grant the awards to the individuals identified pursuant to this Section 8.20 (including by taking any actions required to file registration statements on Form S-8 covering any such awards).

(c) Notwithstanding anything in this Section 8.04 to the contrary, nothing contained herein, whether express or implied, is or will be deemed to be an establishment, amendment or other modification of any Plan or any employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Company and each of their respective subsidiaries or affiliates, or shall prohibit or limit the right of Holdco, the Company, the Surviving Company and each of their respective subsidiaries or affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan, program, policy, agreement or arrangement. The Parties acknowledge and agree that all provisions contained in this Section 8.04 are included for their sole benefit, and that nothing in this Section 8.04, whether express or implied, shall create (i) any third party beneficiary or other rights in any other person, including any Continuing Employee, any participant in any Plan or employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Company and each of their respective subsidiaries or affiliates, or any dependent or beneficiary thereof, or (ii) any rights in such person to continued employment with Holdco, the Company, the Surviving Company or any of their respective subsidiaries or affiliates or to any particular term or condition of employment.

SECTION 8.05 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the A&R Holdco Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the SPAC Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or SPAC (each such individual, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”), unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent organizational documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) Holdco shall obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” insurance policy for a term of six (6) years from the Closing Date (the “D&O Tail Policy”, and the period for the D&O Tail Policy, the “Tail Period”) with terms and scope of coverage at least as favorable as the Company’s directors and officers insurance policy and SPAC’s directors and officers insurance policy covering those persons thereunder; provided, however, that nothing in this Section 8.05 shall relieve Holdco or the Company of its other obligations under this Section 8.05, or allow Holdco or the Company to delay its performance of its obligations under this Section 8.05 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall maintain the D&O Tail Policy in full force and effect for the full term and comply with all obligations thereunder. Such D&O Tail Policy shall be non-cancellable and placed with the incumbent insurers using the policies that were in place as of the date of this Agreement (unless the incumbent insurers will not offer such policies in which case coverage for the Tail Period shall be placed with a substantially comparable insurer with the same or better terms, conditions, exclusions, retentions and limits of the expiring policies). Holdco will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Party(ies) regarding such claim, and Holdco and the Company will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request. The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.05 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(c) In the event Holdco, the Company, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 8.05.

(d) Holdco shall cause (i) each of its directors to be compensated in substantially the same manner and in the same amount than its other directors and (ii) such compensation to be consistent with compensation of directors of substantially comparable companies, including with respect to size, listed on Nasdaq.

SECTION 8.06 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.06 shall not be deemed to be a breach under this Section 8.06, unless such breach is knowing and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

SECTION 8.07 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article 10.01) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 8.09 Tax Matters.

(a) No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment. Following the Merger, the Surviving Company shall, for at least six (6) months following the Closing Date, either (i) continue SPAC’s “historic business” (with the meaning of Treasury Regulations Section 1.368-1(d)(2)), or (ii) use a significant portion of SPAC’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. Within two (2) years following the Closing Date, the HoldCo shall not cause the Surviving Company to (i) dispose of more than 50% of the assets held by it at Closing pursuant to one or more distributions or other transfers where the Surviving Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of the Surviving Company for U.S. federal income tax purposes.

(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, including under Section 368 of the Code (Section 368(a)(1)(F) of the Code), to the extent any such position is not, in and of itself, conflicting with the qualification of the transactions contemplated hereby for the Intended Tax Treatment.

(c) Tax Covenants.

(i) The Parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii) From the date of this Agreement to the Closing, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) SPAC shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) deliver drafts of such material Post-Signing Returns to the other Party no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(E) promptly notify the other Party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such Party or its subsidiaries in respect of any Tax matter.

(iii) Holdco acknowledges that any SPAC Shareholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Shareholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such SPAC Shareholder such information as such SPAC Shareholder reasonably requests in connection with such SPAC Shareholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Shareholder with the information reasonably requested by such SPAC Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Shareholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Shareholders.

(d) Transfer Taxes. Any Transfer Taxes incurred in connection with the Transactions shall be paid by HoldCo. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

SECTION 8.10 Stock Exchange Listing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the Holdco Ordinary Shares to be issued in exchange of the Company Ordinary Shares, the Merger Consideration, to be issued in the form of Holdco Ordinary Shares and Holdco Warrants and Holdco Ordinary Shares that will become issuable upon the exercise of the Holdco Warrants, to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 8.11 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

SECTION 8.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, including the Laws of any jurisdiction or Governmental Authority outside of the United States (“Antitrust Laws”), each Party agrees to promptly (but in no event later than fifteen (15) days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of any waiting periods thereunder.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. No Party shall permit any of its officers or any other Representatives or agents to participate in any pre-scheduled meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other part in advance and, to the extent permitted by such Governmental Authority, gives the other Party to attend and participate thereat.

SECTION 8.13 PCAOB Financials. The Company shall deliver true and complete copies of (i) the Financial Statements and (iv) the unaudited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of March 31, 2022, and the reviewed unaudited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for the 3 month period then ended, in each case (a) prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”) not later than 60 days from the date hereof, unless otherwise extended with SPAC’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 8.14 Backstop Agreement. Unless otherwise approved in writing by the Company, none of the Parties shall permit any material amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement or termination of, the Backstop Agreement in any manner that would have an adverse impact to the consummation of the Transactions hereto or in a manner that would be adverse to any of the Parties. Each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Backstop Agreement on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the Backstop Agreement to cause all parties thereto to pay to (or as directed by) the applicable amounts under the Backstop Agreement to the extent payable in accordance with its term.

SECTION 8.15 Exclusivity.

(a) From and after the date hereof until the Closing or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, (i) SPAC will not, and will direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a Competing Seller relating to a Competing SPAC Transaction or (B) participate in any negotiations with a Competing Seller relating to a Competing SPAC Transaction; (ii) SPAC will, and will cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing SPAC Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving a Competing Seller that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof);

(b) From and after the date hereof until the Closing or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company and each Company Subsidiary will not, and will direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Transaction, (ii) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or any Company Subsidiary with respect to, a Competing Transaction, other than to make such person aware of the provisions of this Section 8.15 or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Transaction.

SECTION 8.16 Trust Account. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 8.17 Treatment of Interested Party Transactions. Prior to Closing,

(a) the Company shall deliver to SPAC fully executed Termination Agreements by and among the Company and the Company Shareholders, which Termination Agreement shall provide that, upon the Closing, no parties to the Termination Agreements shall have any further rights or obligations thereunder;

(b) the Company shall cause all Intellectual Property used in the business of the Company or any Company Subsidiary that is owned by, held in the name of or licensed to any equityholder, Affiliate or Representative of the Company (other than any Company Subsidiary) to be transferred to the Company prior to the Closing and shall otherwise take action as necessary to ensure that, immediately after the Closing, the Company or a Company Subsidiary will have good and valid title to, or valid license to or leasehold interests in, all Intellectual Property used in the business of the Company and the Company Subsidiaries, free and clear of any Liens other than Permitted Liens; and

(c) the Company shall, and shall cause to be taken all actions necessary to, terminate as of the Closing all Interested Party Transactions, in each case without any further liability to the Company or any of the Company Subsidiaries to any Person; provided that the Company shall not be required to terminate any Interested Party Transactions that are on an arm’s length basis and are in the best interest of the Company to maintain outstanding.

SECTION 8.18 EU Securities Regulation. From and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, the Parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. In the event that the Parties, following consultation with their respective counsel, determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts take such actions and do such things that such Party (after consultation with counsel) deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to cooperate with each other in good faith in taking any actions or preparing or delivering any documents or instruments pursuant to the preceding sentence and to furnish the others with such information concerning it and its affiliates as the providing Party (after consulting with counsel) may deem reasonably necessary or advisable in connection the foregoing.

SECTION 8.19 Opinion of the Financial Advisor. If SPAC determines (in its sole discretion) that an opinion of an independent financial advisor is required for the consummation of the Transactions, SPAC shall use reasonable best efforts to engage a financial advisor to give an opinion substantially to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the SPAC Shareholders in the Merger pursuant to this Agreement is fair, from a financial point of view, to the SPAC Shareholders.

Section 8.20 SPAC Extension Proposal. SPAC shall use its reasonable best efforts to take all actions necessary (including at the request of the Company) to obtain the approval of the SPAC Extension Proposal. In connection with obtaining the approval, SPAC will prepare, file and mail all required proxy materials to be sent to the SPAC Shareholders seeking approval of the SPAC Extension Proposal.

ARTICLE IX
CONDITIONS TO THE MERGER

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and Merger Sub to consummate the Transactions, including the Merger and Exchange, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement/Prospectus, the proxy statement/prospectus filed with the SEC in connection with the Extension Amendment to the SPAC COI, DGCL, the SPAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(b) Company Requisite Approval. The Company Requisite Approvals shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(c) Holdco Requisite Approvals. The Holdco Requisite Approvals shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(d) Holdco Auditor Reports. A Luxembourg independent auditor (réviseur d’entreprises) of Holdco shall have issued (i) at or before the Merger Effective Time a report on the contributions in kind relating to the Merger Issuance prepared in accordance with article 420-10 of the 1915 Law (the “Merger Auditor Report”), and (ii) at or before the Exchange Effective Time, in accordance with the Exchange Agreements, a report on the contributions in kind relating to the Exchange Issuance prepared in accordance with article 420-10 of the 1915 Law (the “Exchange Auditor Report”).

(e) Regulatory Approvals.  (A) Any waiting period under any Antitrust Laws applicable to the Transactions shall have expired or been earlier terminated, and (B) all other consents of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement set forth on Schedule 9.01 shall have been obtained.

(f) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger or Exchange, illegal or otherwise prohibiting consummation of the Transactions, including the Merger or Exchange.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn.

(h) Stock Exchange Listing. The Holdco Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(i) SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the amounts funded under the Backstop Agreement and following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents.

(j) Fairness Opinion. The delivery of the Financial Advisor Opinion pursuant to Section 8.19.

(k) CFO Free Shares. The delivery of an agreement, which shall be in a form mutually agreeable to the Company and SPAC, between the CFO and the Company by which the CFO agrees that the issuance of the CFO Free Shares satisfies all obligations of the Company relating to the issuance of shares in the Company to the CFO under the CFO Consulting Agreement.

(l) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement shall have delivered, or cause to be delivered, copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

SECTION 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 4.01, Section 4.03, Section 4.04, Section 4.05, Section 4.24 and Section 4.26 shall each be true and correct in all respects as of the Exchange Effective Time, the Merger Effective Time and the Closing Date as though made on the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time, the Merger Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(ii) The representations and warranties of each of Holdco and Merger Sub in Section 6.01, Section 6.03, Section 6.04, Section 6.07(b) and Section 6.09 shall each be true and correct in all respects as of the Exchange Effective Time, the Merger Effective Time and the Closing Date as though made on the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Merger Sub and Holdco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time, the Merger Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, would be materially adverse to Holdco or Merger Sub.

(b) Agreements and Covenants. The Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants (other than Section 7.01(c)) required by this Agreement to be performed or complied with by it on or prior to the Exchange Effective Time and the Merger Effective Time, as applicable (including, for the avoidance of doubt and without limitation, Section 8.13); provided, that Holdco shall have performed or complied in all respects with the agreements and covenants set forth in Section 7.01(c).

(c) Officer Certificate. (i) The Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated as of the date of the Merger Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) and (ii) the Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated as of the Exchange Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time and no Company Material Adverse Effect shall have occurred between the Merger Effective Time and the Exchange Effective Time.

(e) PCAOB Financials. The Company shall have delivered the PCAOB Financials as contemplated in Section 8.13.

(f) Capitalization. As of immediately prior to the Closing, there shall be no Company Ordinary Shares or other Equity Interest of the Company outstanding other than Company Ordinary Shares and other Equity Interests that are subject to an Exchange Agreement (which shall provide that security shall be either cancelled or converted into shares of Company Ordinary Shares to be transferred to Holdco in accordance with Section 3.02).

(g) Evidence of Related Party Transactions. SPAC shall have received evidence to its satisfaction that the actions contemplated in Section 8.17 have been taken.

(h) Delivery of Ancillary Agreements

(i) Employment Agreements. Each of the employees of the Company listed on 8.04(b) of the Company Disclosure Schedule shall have executed and delivered to the Company or Holdco employment agreements executed in compliance with Section 8.04(b) with such agreements being in full force and effect.

(ii) Warrant Amendment. Holdco shall have delivered to SPAC and Trustee, the SPAC Warrant Amendment and Assignment executed by Holdco.

(iii) Other Documents. Each of the Company, the Company Shareholders, Holdco, and Merger Sub shall have delivered, or caused to be delivered, each of the Ancillary Agreements to which such Person is a party and that, by its terms, is required to be executed and delivered at the Closing, in each case, duly executed by such Person.

SECTION 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.01, Section 5.03, Section 5.04 and Section 5.11 shall each be true and correct in all respects as of the Exchange Effective Time, the Merger Effective Time and the Closing Date as though made on the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time, the Merger Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable), except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time, the Merger Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Exchange Effective Time and the Merger Effective Time, as applicable.

(c) Officer Certificate. (i) SPAC shall have delivered to the Company a certificate, dated as of the Merger Effective Time, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) and (ii) SPAC shall have delivered to the Company a certificate, dated as of the Exchange Effective Time, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) No SPAC Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time and no SPAC Material Adverse Effect shall have occurred between the Merger Effective Time and the Exchange Effective Time.

(e) Delivery of Ancillary Agreements.

(i) Warrant Amendment. SPAC shall have delivered to Holdco and Trustee, the SPAC Warrant Amendment and Assignment executed by SPAC.

(ii) Other Documents. SPAC shall have delivered, or caused to be delivered, each of the Ancillary Agreements to which such Person is a party and that, by its terms, is required to be executed and delivered at the Closing, in each case, duly executed by such Person.

(f) Transfer of SPAC Common Stock. Sponsor shall have transferred to UG Holdings, LLC (or its designated affiliate) 1,035,000 shares of SPAC Common Stock, as contemplated in the Backstop Agreement.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or the shareholders of SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on the later of (i) the last day of the extended time period for SPAC to consummate a business combination if a SPAC Extension Proposal shall be approved at a relevant SPAC Shareholders’ Meeting and (ii) July 12, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure to satisfy a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting;

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case only if the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Holdco or Merger Sub, SPAC may not terminate this Agreement under this Section 10.01(e) for so long as the Company, Holdco or Merger Sub continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case only if the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(f) for so long as SPAC continues to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to SPAC; or

SECTION 10.02 Notice of Termination; Effect of Termination.

(a) The Party seeking to terminate this Agreement pursuant to Section 10.01 shall provide written notice of termination to the other Parties in accordance with Section 11.01 specifying the reason for such valid termination, and any such termination in accordance with Section 10.01 shall be effective immediately upon delivery of such written notice to the other Parties.

(b) In the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except that the provisions set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I  shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any willful and material breach of this Agreement.

SECTION 10.03 Expenses.

(a) In the event that this Agreement is terminated in accordance with Section 10.01 above, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the Party incurring such Transaction Expenses.

(b) If the Transactions are consummated:

(i) As promptly as practicable after the Closing, Holdco shall transfer or cause to be transferred to Sponsor or its designee an amount in cash equal to the Sponsor Advanced Funds; provided, that if the unpaid SPAC Transaction Expenses as of the Closing (including the Sponsor Advanced Funds) would exceed the applicable SPAC Transaction Expenses Cap, Holdco shall not be required to transfer the amount of such excess to Sponsor and such excess shall remain with Holdco and its subsidiaries.

(ii) Holdco shall pay or cause to be paid, (x) the Company Transaction Expenses, (y) the EarlyBird Cash Fees (regardless of whether the SPAC Transaction Expenses Cap has been exceeded), provided that if Net Available Assets is equal to or less than $200,000, then each of Sponsor and Holdco shall pay 50% of all EarlyBird Cash Fees, and (z) all SPAC Transaction Expenses that are unpaid as of the Closing up to the SPAC Transaction Expenses Cap. Within five (5) days following the six (6) month anniversary of the Closing, Holdco shall issue the EarlyBird Share Fees.

(iii) Sponsor shall pay or cause to be paid, (x) all unpaid SPAC Transaction Expenses in excess of the applicable SPAC Transaction Expenses Cap (with the Sponsor Advance Funds being subject to Section 10.03(b)(i)), (y) any expenses incurred by SPAC in its pursuit of potential acquisition or business targets other than the Company or that were not incurred by SPAC in connection with or in furtherance of the Transactions, other than the Sponsor Advanced Funds (with Sponsor Advanced Funds being subject to Section 10.03(b)(i)) and (z) all Extension Amendment Fees.

SECTION 10.04 Amendment. This Agreement may be amended in writing by all Parties hereto at any time prior to the Merger Effective Time by action by or on behalf of the Parties’ respective board of directors; provided, however that after approval of this Agreement by the stockholders of the SPAC and Merger Sub, no amendment shall be made that requires a further vote of such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 10.05 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may in its sole discretion (i) extend the time for the performance of any obligation or other act of the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Holdco or Merger Sub contained herein or in any document delivered by the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) the Company may in its sole discretion (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI
GENERAL PROVISIONS

SECTION 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC:

LightJump Acquisition Corporation

2735 Sand Hill Road, Suite 110(2)

Menlo Park, CA 94025

Attn: Robert Bennett

Email: rbennett@lightjumpcapital.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

10100 Santa Monica Blvd.

Los Angeles, CA 90067

Attention: Leib Orlanski

Email: leib.orlanski@klgates.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

599 Lexington Avenue

New York NY 10022

Attention: Robert S. Matlin

Email: robert.matlin@klgates.com

if to the Company, Holdco or Merger Sub:

Moolec Science Limited

Innovation Centre, Gallows Hill

Warwick

CV34 6UW

United Kingdom

Attention: Gastón Paladini and Oscar Leon

Email: gaston@moolecscience.com

with a copy (which shall not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Matthew Poulter and Pierre-Emmanuel Perais

Email: matthew.poulter@linklaters.com and pierre-emmanuel.perais@linklaters.com

SECTION 11.02 Non-Survival of Representations, Warranties and Covenants. The representations, warranties, obligations, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing (and there shall be no liability after the Closing in respect thereof), except in the case of fraud and that (a) this Article XI and any corresponding definitions included herein shall survive the Closing and (b) this Section 11.02  shall not limit any covenant, obligation or agreement contained herein that by its terms expressly applies or requires performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing. Effective as of the Closing, in the case of fraud, there are no remedies available to the Parties with respect to any breach of the representations, warranties, obligations, covenants or agreements of the Parties, except, with respect to those obligations, covenants and agreements contained herein that by their terms apply or require performance in whole or in part after the Closing and the remedies that may be available under Section 11.10.

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except for the Confidentiality Agreement, all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

SECTION 11.05 Parties in Interest; Non-Recourse. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons). For the avoidance of doubt, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, sponsor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, sponsor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Holdco, Merger Sub, or SPAC under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions.

SECTION 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Grandy Duchy of Luxembourg or the United Kingdom, including the provisions relating to the Exchange. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”), with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

SECTION 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services, and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) in any Chosen Court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 11.11 Drafting of the Agreement. Each Party acknowledges that such Party has had the opportunity to participate in the drafting of this Agreement and to review this Agreement with legal counsel of its choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafting Party, and no presumptions shall be made or inferences drawn because of the inclusion of a term not contained in a prior draft of this Agreement or the deletion of a term contained in a prior draft of the Agreement.

Section 11.12 Provision Respecting Legal Representation.

(a) It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective Representatives and Affiliates, that the Company, the Company Subsidiaries and the Company Shareholders have retained Linklaters LLP (the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. SPAC hereby agrees, on their own behalf and on behalf of its Representatives and Affiliates, that, in the event that a dispute arises after the Closing between SPAC, the Company and/or their Subsidiaries, on the one hand, and any Company Shareholder and/or any of their respective Affiliates, on the other hand, the Retained Counsel may represent such Company Shareholder and/or their respective Affiliates in such dispute even though the interests of such Company Shareholder or their respective Affiliates may be directly adverse to SPAC, Holdco, the Company or their respective Subsidiaries.

(b) It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective Representatives and Affiliates, that SPAC, Sponsor and their respective Affiliates have retained K&L Gates LLP (the “Other Retained Counsel”) to act as their counsel in connection with the Transactions and that the Other Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Other Retained Counsel for conflict of interest or any other purposes as a result thereof. Each Party hereby agrees, on their own behalf and on behalf of their respective Representatives and Affiliates, that, in the event that a dispute arises after the Closing between any Party and/or their Subsidiaries or their respective Affiliates, on the one hand, and Sponsor and/or any of its Affiliates, on the other hand, the Other Retained Counsel may represent Sponsor and/or its Affiliates in such dispute even though the interests of Sponsor and/or any of its Affiliates may be directly adverse to SPAC, Holdco, the Company or their respective Subsidiaries.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIGHTJUMP ACQUISITION CORPORATION

By	/s/ Robert M. Bennett
Name:	Robert M. Bennett
Title:	Chief Executive Officer

Moolec Science Limited

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Co-Chairman and Chief Executive Officer

MOOLEC ACQUISITION, INC.

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	President

MOOLEC SCIENCE SA

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Class A Director

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Registration Rights and Lock-Up Agreement

[Intentionally Omitted]

Exhibit B-1

Amended and Restated SPAC COI

[Intentionally Omitted]

Exhibit B-2

Amended and Restated SPAC Bylaws

[Intentionally Omitted]

Exhibit C

A&R Holdco Organizational Documents

[Intentionally Omitted]

Exhibit D

Form of SPAC Warrant Amendment and Assignment

[Intentionally Omitted]

Schedule A

Company Knowledge Parties

[Intentionally Omitted]

Appendix A
Illustrative Capitalization Table

[Intentionally Omitted]

Appendix B
Illustrative SPAC Transaction Expenses

[Intentionally Omitted]